UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Summit Materials, Inc.

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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 26, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Summit Materials, Inc. (“Summit Materials” or the “Company”) will be held at 8:00 a.m., Eastern Time, on Thursday, May 26, 2016, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, for the following purposes:

1. To elect the two nominees for director named in the attached Proxy Statement to serve until the 2019 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To ratify the appointment of KPMG LLP (“KPMG”) as our independent auditors for our fiscal year ending December 31, 2016;

3. To approve, on a nonbinding advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed in the Proxy Statement;

4. To indicate, on a nonbinding advisory basis, whether a nonbinding advisory stockholder vote to approve the compensation of our NEOs should occur every one, two, or three years; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board; (ii) “FOR” the ratification of the appointment of KPMG as our independent auditors; (iii) “FOR” the approval, on a nonbinding advisory basis, of the compensation of our NEOs, as disclosed in the Proxy Statement; and (iv) for every “ONE YEAR” with respect to how frequently a non-binding advisory stockholder vote to approve the compensation of our NEOs should occur.

The Board of Directors has fixed April 1, 2016 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Anne Lee Benedict Executive Vice President, Chief Legal Officer and Secretary

Denver, Colorado

April 12, 2016

Important Notice Regarding the Availability of Proxy Materials for the Summit Materials, Inc. Annual Meeting of Stockholders to be Held on Thursday, May 26, 2016

This Notice, our Proxy Statement, and our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended January 2, 2016 are available at www.proxyvote.com

SUMMIT MATERIALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 26, 2016

General

The enclosed proxy is solicited by the Board of Directors of Summit Materials, Inc. (“Summit Materials” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Eastern Time, on Thursday, May 26, 2016, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, and at any adjournment or postponement thereof. Our principal offices are located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. This Proxy Statement is first being made available to our stockholders on or about April 12, 2016.

Outstanding Securities and Quorum

Only holders of record of our Class A Common Stock and Class B Common Stock (each such designation having par value $0.01 per share) at the close of business on April 1, 2016, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 49,746,982 shares of Class A Common Stock outstanding and entitled to vote and 69,007,297 shares of Class B Common Stock outstanding and entitled to vote. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders are entitled to vote generally (except as may be required by law).

Each share of Class A Common Stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting. All of the shares of our outstanding Class B Common Stock are currently held by Summit Owner Holdco LLC (“Summit Owner Holdco”), a Delaware limited liability company. Summit Owner Holdco is owned by (i) certain of our pre-IPO owners, including affiliates of The Blackstone Group L.P. (collectively, “Blackstone”), and (ii) the former owners of one of our operating companies that we acquired prior to the initial public offering of our Class A Common Stock (the “IPO”) on March 11, 2015 (the “IPO Date”). The Class B Common Stock currently entitles Summit Owner Holdco, without regard to the number of shares of Class B Common Stock held by it, to a number of votes that is equal to the aggregate number of limited partnership interests (“LP Units”) held by all limited partners of Summit Materials Holdings L.P., our direct subsidiary (“Summit Holdings”), on the IPO Date, less the number of LP Units that have been transferred to the Company, including in exchange for shares of Class A Common Stock, or that are forfeited by such limited partners. As of the record date, the total number of LP Units to which the voting power of the Class B Common Stock relates was 50,275,825. Currently, the limited partners of Summit Holdings consist solely of our pre-IPO owners, including Blackstone, which by virtue of its control of Summit Owner Holdco and, in turn, the Class B Common Stock, controls greater than 50% of the combined voting power of our Class A Common Stock and Class B Common Stock. Blackstone has advised us that it intends to vote all such shares for the election of each of the nominees to the Board named herein, the ratification of the appointment of our independent auditors, the approval of the compensation of our NEOs, and the approval of conducting nonbinding advisory votes on the compensation of our NEOs every year.

A majority of the voting power of Class A Common Stock and Class B Common Stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including this Proxy Statement and our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended January 2, 2016 (the “2015 Annual Report”), and view instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you elect to receive our future proxy materials electronically, you will receive access to those materials via e-mail unless and until you elect otherwise.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein; “FOR” the ratification of the appointment of our independent auditors; “FOR” the approval, on a nonbinding advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement; and for every “ONE YEAR” with respect to how frequently a non-binding advisory stockholder vote to approve the compensation of our NEOs should occur. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of Broadridge Financial Solutions, Inc. (“Broadridge”), our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016, but cannot vote your shares on any other matters being considered at the Annual Meeting.

Voting Standard

With respect to the election of directors (Item 1), a nominee for director shall be elected to the Board by a plurality of the votes cast in respect of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. You may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as abstentions. Withhold votes, abstentions, and broker nonvotes will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Items 1, 3, and 4 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Item 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the voting power of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. With respect to the ratification of the appointment of KPMG as our independent auditors for the fiscal year ending December 31, 2016 (Item 2) and the nonbinding advisory vote on the compensation of our NEOs (Item 3), you may vote “FOR”, “AGAINST”, or “ABSTAIN”. With respect to the frequency of a nonbinding advisory stockholder vote on the compensation of our NEOs (Item 4), you may vote “ONE YEAR”, “TWO YEARS”, “THREE YEARS”, or “ABSTAIN”. For these matters, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote and will have the effect of a vote “against” the matter, and broker nonvotes, if any, will have no effect on the outcome of these matters.

Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET Shares Held of Record: www.proxyvote.com Shares Held in Street Name: www.proxyvote.com 24 hours a day / 7 days a week INSTRUCTIONS:	VOTE BY TELEPHONE Shares Held of Record: 800-690-6903 Shares Held in Street Name: See Voting Instruction Form 24 hours a day / 7 days a week INSTRUCTIONS:

•    Read this Proxy Statement.

•    Go to the website listed above.

•    Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

•    Read this Proxy Statement.

•    Call the applicable number noted above.

•    Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that, after you register, access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

Voting and Attendance at the Annual Meeting

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet, or by telephone. If you own common stock in street name, you may attend the Annual Meeting, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting as described below. Only stockholders as of the record date (April 1, 2016) are entitled to attend the Annual Meeting in person. If you own common stock of record, your name will be on a list and you will be able to gain entry with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you own common stock in street name, in order to gain entry you must present a government-issued photo identification and proof of beneficial stock ownership as of the record date, such as your Notice of Internet Availability of Proxy Materials, a copy of your proxy card or voting instruction form if you received one, or an account or brokerage statement or other similar evidence showing stock ownership as of the record date. If you are a representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date.

If you are not a stockholder, you will be entitled to admission only if you have a valid legal proxy from a record holder and a government-issued photo identification. Each stockholder may appoint only one proxyholder or representative to attend on his or her behalf.

You can find directions to the Annual Meeting at http://investors.summit-materials.com/. Cameras, recording devices, and other electronic devices are prohibited at the Annual Meeting.

Revocation

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors currently has seven seats, divided into three classes: Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors.

•	Our Class I directors are Thomas W. Hill and Neil P. Simpkins, and their terms will expire at this Annual Meeting.

•	Our Class II directors are Ted A. Gardner and John R. Murphy, and their terms will expire at the 2017 Annual Meeting.

•	Our Class III directors are Julia C. Kahr, Howard L. Lance, and Anne K. Wade, and their terms will expire at the 2018 Annual Meeting.

The Board of Directors proposes that Mr. Hill and Mr. Simpkins be reelected to Class I for new terms of three years each. Each nominee for director will, if elected, continue in office until the 2019 Annual Meeting and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or removal. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be cast against any of the nominees. Under Securities and Exchange Commission (“SEC”) rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has consented to be named as a nominee in this Proxy Statement and to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Biographical and Related Information of Director Nominees and Continuing Directors

The principal occupations and certain other information about our director nominees and our continuing directors (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below. The age shown below for each director is as of May 26, 2016, which is the date of the Annual Meeting.

Nominees for Director Whose Terms Would Expire at the 2019 Annual Meeting

The Board has nominated two directors to be elected at the Annual Meeting to serve for three-year terms ending with the 2019 Annual Meeting of Stockholders and until a successor is duly elected and qualified, or until the earlier of his death, resignation, or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

Thomas W. Hill, 60, is the founder of Summit Materials and has been President and Chief Executive Officer since its inception. He has been a member of our Board of Directors since August 2009. From 2006 to 2008, he was the Chief Executive Officer of Oldcastle, Inc. (“Oldcastle”), the North American arm of CRH plc, one of the world’s leading construction materials companies. Mr. Hill served on the CRH plc Board of Directors from 2002 to 2008 and, from 1992 to 2006, ran the Materials division of Oldcastle. Mr. Hill served as Chairman of the American Road and Transportation Builders Association (“ARTBA”) from 2002 to 2004, during congressional consideration of the multi-year transportation bill “SAFETEA-LU.” Mr. Hill has been Treasurer of both the National Asphalt Pavement Association and the National Stone Association, and he remains active with ARTBA’s Executive Committee. Mr. Hill received a Bachelor of Arts in Economics and History from Duke University and a Masters of Business Administration from Trinity College in Dublin, Ireland.

In nominating Mr. Hill for reelection as a director, the Board considered Mr. Hill’s extensive knowledge of our industry and significant experience in leading companies, as well as his extensive and ongoing contributions as the Company’s CEO.

Neil P. Simpkins, 50, was elected as a director in August 2009. He is a Senior Managing Director of the Corporate Private Equity Group at Blackstone. Since joining Blackstone in 1998, Mr. Simpkins has led the acquisitions of TRW Automotive, Vanguard Health Systems, Team Health, LLC, Apria Healthcare Group, Summit Materials, Change Healthcare, Inc. and Gates Corporation. Before joining Blackstone, Mr. Simpkins was a Principal at Bain Capital. While at Bain Capital, Mr. Simpkins was involved in the execution of investments in the consumer products, industrial, healthcare and information industries. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in the Asia Pacific region and in London. He currently serves as a Director of Apria Healthcare Group, Gates Corporation and Change Healthcare, Inc. Mr. Simpkins graduated with honors from Oxford University and received a Masters of Business Administration from Harvard Business School.

In nominating Mr. Simpkins for reelection as a director, the Board considered Mr. Simpkins’ significant financial and business experience, including as a Senior Managing Director in the Private Equity Group at Blackstone and Principal at Bain Capital.

Directors Whose Terms Expire at the 2017 Annual Meeting

Ted A. Gardner, 58, was elected as a director in August 2009. He is a Managing Partner of Silverhawk (throughout this Proxy Statement, “Silverhawk” refers to certain investment funds affiliated with Silverhawk Summit, L.P.). Prior to co-founding Silverhawk in 2005, Mr. Gardner was a Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners) from 1989 until 2002. He was a director and Chairman of the Compensation Committee of Kinder Morgan, Inc. from 1999 to 2007, a director and the Chairman of the Audit Committee of Encore Acquisition Company from 2001 to 2010, a director of Kinder Morgan Energy Partners from 2011 to 2014 and a director and Chairman of the Audit Committee of Athlon Energy, Inc. from 2013 to 2014. He is currently a director of Kinder Morgan, Inc., Incline Niobrara Partners, LP and Spartan Energy Partners. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a Juris Doctor and Masters of Business Administration from the University of Virginia.

Mr. Gardner brings to the Board extensive business and leadership experience, including as a Managing Partner of Silverhawk and Managing Partner of Wachovia Capital Partners (formerly, First Union Capital Partners).

John R. Murphy, 65, was elected as a director and Chairman of the Audit Committee in February 2012. Since March 2015, he also has served as a member of the Corporate Governance and Nominating Committee. Mr. Murphy served as Summit Materials’ Interim Chief Financial Officer from January 2013 to May 2013 and from July 2013 to October 2013. He was Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation from 2009 to 2010 and served in various senior management roles from 1998 to 2008, including Chief Financial Officer and President and Chief Operating Officer and as President and Chief Executive Officer of Accuride Corporation. Accuride Corporation filed for Chapter 11 bankruptcy protection in October 2009 and emerged in 2010. Since 2003, Mr. Murphy has served on the Board of Directors, the Governance Committee and as Chairman of the Audit Committee of O’Reilly Automotive, Inc. He has also served as a director and Audit Committee Chairman of DJO Global Inc. since January 2012. Mr. Murphy was elected as a director and Audit Committee member of Graham Packaging in February 2011. Graham Packaging was subsequently sold in September 2011. Mr. Murphy has a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration degree from the University of Colorado and is a Certified Public Accountant.

Mr. Murphy brings to the Board extensive financial knowledge, including from his service as Chief Financial Officer of Smurfit-Stone Container Corporation and Accuride Corporation.

Directors Whose Terms Expire at the 2018 Annual Meeting

Julia C. Kahr, 38, was elected as a director in August 2009. She is a Senior Managing Director in Blackstone’s Corporate Private Equity group. Since joining Blackstone in 2004, she has been involved in the execution of Blackstone’s investments in SunGard, Encore Medical, DJ Orthopedics, Summit Materials and Gates Corporation. Before joining Blackstone, she was a Project Leader at the Boston Consulting Group, where she worked with companies in a variety of industries, including health care, financial services, media and entertainment and consumer goods. She is also the sole author of Working Knowledge, a book published by Simon & Schuster in 1998. She currently serves on the Board of Directors of DJ Orthopedics, Gates Corporation and Barry-Wehmiller Companies, Inc., and is also a member of the Board of Directors of Episcopal Social Services. Ms. Kahr received a Bachelor of Arts in Classical Civilization from Yale University where she graduated summa cum laude. She received a Masters of Business Administration from Harvard Business School.

Ms. Kahr brings to the Board extensive knowledge of a variety of different industries and her significant financial and investment experience as a Senior Managing Director in the Private Equity Group at Blackstone.

Howard L. Lance, 60, began to serve on our Board starting in October 2012 and was formally elected as a director and Chairman in February 2013. He serves as an Executive Advisor to Blackstone and as part of his duties as such he serves on the boards of certain Blackstone portfolio companies. He is also a director of Change Healthcare, Inc. and Ferrovial S.A. He was Chairman of the Board of Directors, President and Chief Executive Officer of Harris Corporation from 2003 to 2011. Before joining Harris Corporation, Mr. Lance was president of NCR Corporation and Chief Operating Officer of its Retail and Financial Group. Previously, he spent 17 years with Emerson Electric Co., where he held senior management positions including Executive Vice President of its Electronics and Telecommunications segment, Chief Executive Officer and director of its Astec electronics subsidiary in Hong Kong, Group Vice President of its Climate Technologies segment and President of its Copeland Refrigeration division. Mr. Lance has a Bachelor of Science degree in Industrial Engineering from Bradley University and a Master of Science degree in Management from the Krannert School of Management at Purdue University.

Mr. Lance brings to the Board significant management and operational experience from his service in various senior management roles, including as President and Chief Executive Officer of Harris Corporation and President of NCR Corporation.

Anne K. Wade, 44, was appointed by the Board as a director in January 2016, at which time she was also appointed to the Audit Committee. From 1995-2012, Ms. Wade served as Senior Vice President and Director of Capital International, a part of the Capital Group Companies, the Los Angeles based investment management firm. Ms. Wade is currently a partner at Leaders’ Quest, an organization focused on culture, values, and driving social and financial impact in major corporations. In that capacity she is the co-Director of BankingFutures in the UK. Ms. Wade also currently serves on the Board of Directors of the John Laing Group plc, where she also chairs the Remuneration Committee. Ms. Wade also currently serves on the Board of Directors of Big Society Capital Ltd in London, and of the Heron Foundation in New York City. She previously served on the Board of Directors of Holcim Ltd from 2013 to 2015, and was a member of its Governance and Strategy Committee. Ms. Wade has a Bachelor of Arts degree, Magna cum Laude, from Harvard University and a Master of Science from the London School of Economics.

Ms. Wade brings to the Board significant financial and investing experience, primarily in infrastructure sectors including the global building materials and construction industries, including as Senior Vice President and Director of Capital International.

Corporate Governance

General

Controlled Company Exception. As of April 1, 2016, the record date, Blackstone beneficially owned greater than 50% of the voting power of the Company. As a result, the Company qualified as a “controlled company” as of such date within the meaning of NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our Board of Directors consist of independent directors, (2) that our Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our Board of Directors have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. A company whose shares are listed on the NYSE that ceases to be a controlled company may continue to rely on these exemptions during transition periods prescribed by the NYSE. For at least some period, we intend to continue to utilize these exemptions. As a result, the majority of our directors are not independent and our Compensation and Corporate Governance and Nominating Committees are not composed entirely of independent directors. The Board has affirmatively determined that Messrs. Murphy and Gardner and Ms. Wade qualify as independent directors under the NYSE listing standards.

Board Leadership. The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. The Board’s responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.

In accordance with the Company’s Corporate Governance Guidelines, the Board selects the Company’s Chairman and the Company’s CEO in any way it considers in the best interests of the Company and, accordingly, does not have a policy on whether the roles of Chairman and CEO should be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. At the present time, Mr. Lance serves as the Chairman of the Board.

Executive Sessions and Communications with Directors. The Board’s non-management directors meet at regularly scheduled executive sessions without management present. In addition, the Board’s independent directors meet in executive session at least once per year. Mr. Lance presides at executive sessions of non-management directors. The non-management directors met in executive session once in 2015.

Stockholders and other interested parties may communicate with the Board by writing to the Chief Legal Officer, Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. Written communications may be addressed to the Chairman of the Board, the chairperson of any of the Audit, Corporate Governance and Nominating, and Compensation Committees, or to the non-management or independent directors as a group. The Chief Legal Officer will forward such communications to the appropriate party.

Risk Oversight. The Board exercises direct oversight of strategic risks to the Company. The Audit Committee reviews guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to risk, including the Company’s major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Compensation Committee oversees risks relating to the Company’s compensation policies and practices. Each committee charged with risk oversight reports to the Board on those matters.

Corporate Governance Documents. Please visit our investor relations website at www.investors.summit-materials.com/govdocs, “Governance Documents,” for additional information on our corporate governance, including:

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics; and

•	the charters approved by the Board for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2015, there were seven meetings of the Board. Each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees on which he or she served (during the periods that he or she served) during 2015. In addition, directors are expected to make every effort to attend any meetings of stockholders.

The Board has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Thomas W. Hill
Howard L. Lance		X	X*
Ted A. Gardner	X	X
Julia C. Kahr
John R. Murphy	X*		X
Neil P. Simpkins		X*	X
Anne K. Wade	X
Total Meetings in 2015	6	4	1

*	Denotes committee chair

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee. Our Audit Committee consists of Mr. Murphy, Mr. Gardner and Ms. Wade, with Mr. Murphy serving as chair. Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	assisting the Board of Directors in monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the Audit Committee Report that the rules and regulations of the SEC require to be included in our annual proxy statement.

The Board has affirmatively determined that Messrs. Murphy and Gardner and Ms. Wade qualify as independent directors under the NYSE governance standards and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the members of the Audit Committee is “financially literate” under the NYSE governance standards. In addition, the Board has determined that Mr. Murphy qualifies as an audit committee financial expert as defined under applicable SEC rules. In order to comply with the NYSE’s requirement that we have a fully independent audit committee within one year of the IPO Date, Ms. Kahr stepped down from the Audit Committee on February 22, 2016.

Compensation Committee. Our Compensation Committee consists of Mr. Simpkins, Mr. Lance and Mr. Gardner, with Mr. Simpkins serving as chair. The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his/her performance in light of those goals and objectives and determining and approving his/her compensation level based on such evaluation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;

•	preparing the Compensation Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee consists of Mr. Lance, Mr. Murphy and Mr. Simpkins, with Mr. Lance serving as chair. The Corporate Governance and Nominating Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Director Nominations. The Corporate Governance and Nominating Committee identifies individuals believed to be qualified as candidates to serve on the Board of Directors and selects, or recommends that the Board of Directors select, the nominees for all directorships to be filled by the Board of Directors or by our stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Committee takes into account all factors it considers appropriate, which may include (a) individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors the Committee considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board of Directors. The Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. When evaluating whether to re-nominate existing directors, the Committee considers matters relating to the retirement of current directors, including term limits or age limits, as well as the performance of such directors.

The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders on a substantially similar basis as it considers other nominees. Any recommendation submitted to the Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and the written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. All recommendations for nomination received by the Secretary that satisfy the requirements of our Amended and Restated Bylaws (the “Bylaws”) relating to such director nominations will be presented to the Corporate Governance and Nominating Committee for its consideration. Please see the section entitled “Proposals of Stockholders” for information regarding the advance notice provisions applicable to stockholder director nominations set forth in our Bylaws.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of the Compensation Committee were Messrs. Simpkins, Lance and Gardner, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom has ever served as an officer of the Company. Mr. Simpkins is an affiliate of Blackstone. During 2015, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board. We are parties to certain transactions with Blackstone described under “Certain Relationships and Related Person Transactions.”

Code of Ethics

Our Code of Business Conduct and Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and is posted on our website. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.

ITEM 2—RATIFICATION OF APPOINTMENT OF KPMG LLP

Under the rules and regulations of the SEC, the NYSE and the Public Company Accounting Oversight Board (the “PCAOB”), the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by our stockholders of the appointment of, the registered public accounting firm of KPMG LLP (“KPMG”) to serve as independent auditors for the fiscal year ending December 31, 2016. KPMG has served as our independent auditor since 2012.

The Board of Directors and the Audit Committee believe that the continued retention of KPMG as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of KPMG, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2016 fiscal year. In addition, even if stockholders ratify the selection of KPMG as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select KPMG or another registered public accounting firm as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

INDEPENDENT AUDITORS

Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

(1)	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services, except those services specifically related to the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax planning; and tax compliance and reporting.

(4)	All Other services are those services not captured in the Audit, Audit-Related or Tax categories.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category and the fees of each category are budgeted. The Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services in the table below were pre-approved by the Audit Committee.

(in thousands)	2015	2014
Audit Fees(1)	$3,222	$2,836
Tax Fees(2)	1,348	1,885
Audit-Related Fees	—	—
All Other Fees	—	—

Total	$4,570	$4,721

(1)	Represents the aggregate fees billed for professional services by KPMG for the audit of our financial statements, reviews of our quarterly financial statements and services associated with other SEC filings, including registration statements. Fees related to registration statements totaled $1.0 million in both 2015 and 2014.
(2)	Represents the aggregate fees billed for professional services by KPMG in connection with routine tax compliance, general tax consulting services and services related to state tax audits. Tax fees related to registration statements totaled $1.3 million in both 2015 and 2014.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent auditor. The Company’s independent auditors are engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and our independent auditors the audited financial statements for the year ended January 2, 2016 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and our independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with our independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with the Audit Committee concerning independence, and has discussed with our independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016, for filing with the SEC.

The Audit Committee

John R. Murphy

Ted A. Gardner

Julia C. Kahr

Anne K. Wade

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth the beneficial ownership of shares of our Class A Common Stock and LP Units by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Percentage of beneficial ownership is based upon 100,022,807 votes represented by outstanding securities, consisting of (1) 49,746,982 shares of Class A Common Stock issued and outstanding and (2) 50,275,825 LP Units outstanding, excluding LP Units held by the Company, in each case as of April 1, 2016. The Company is the general partner of Summit Holdings, which indirectly owns 100% of the limited liability interests of Summit Materials, LLC (“Summit LLC”). The Company also holds 49,746,982 of the outstanding LP Units. Except as otherwise noted, (i) the information is as of April 1, 2016, and (ii) the address of each beneficial owner of is c/o Summit Materials, Inc., 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

Name of Beneficial Owner	Class A Common Stock (1)		LP Units (1)		Combined Voting Power (2)(3)
	Number	Percent	Number	Percent	Number	Percent
Blackstone Funds (4)	—	—	37,933,804	37.9%	50,275,825	50.3%
BAMCO, Inc. (5)	3,718,555	7.5%	—	—	3,718,555	3.7%
Jennison Associates LLC (6)	3,542,184	7.1%	—	—	3,542,184	3.5%
Point72 Asset Management, L.P. (7)	2,582,776	5.2%	—	—	2,582,776	2.6%
Prudential Financial, Inc. (8)	3,791,118	7.6%	—	—	3,791,118	3.8%
Roystone Capital Management LP (9)	1,692,509	3.4%	—	—	1,692,509	1.7%
The Vanguard Group (10)	3,300,294	6.6%	—	—	3,300,294	3.3%
Thomas W. Hill (11)	179,408	*	1,336,470	1.3%	179,408	*
Howard L. Lance (12)	61,653	*	253,499	*	61,653	*
Ted A. Gardner (13)	27,408	*	252,752	*	27,408	*
Julia C. Kahr (14)	—	—	—	—	—	—
John R. Murphy (15)	4,707	*	11,274	*	4,707	*
Neil P. Simpkins (16)	—	—	—	—	—	—
Anne K. Wade	—	—	—	—	—	—
Michael J. Brady (17)	51,099	*	483,649	*	51,099	*
Brian J. Harris (18)	81,125	*	547,951	*	81,125	*
Damian J. Murphy (19)	34,066	*	259,042	*	34,066	*
Douglas C. Rauh (20)	35,683	*	267,077	*	35,683	*
All Directors and Executive Officers as a Group (15 persons) (21)	547,946	1.1%	3,900,633	3.9%	547,946	*

*	Less than 1%.
(1)

Subject to the terms of the Exchange Agreement, vested LP Units are exchangeable from and after March 17, 2016 for shares of our Class A Common Stock on a one-for-one basis. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of LP Units reflected in this table includes both vested and unvested LP Units and has not been reflected as beneficial ownership of shares of our Class A Common Stock for which such units may be exchanged. The table below sets forth the number of such LP Units held by our directors, NEOs and all directors and executive officers as a group that are exchangeable within 60 days of April 1, 2016. The following table excludes LP Units that would vest upon achievement of performance criteria. See “Executive Compensation—Compensation Discussion and

Analysis—Executive Summary—Pre-IPO Compensation Elements” for a description of the time-vesting and performance vesting LP Units.

Name	Number of Exchangeable LP Units
Thomas W. Hill	594,014
Howard L. Lance	164,907
Ted A. Gardner	252,752
John R. Murphy	10,076
Michael J. Brady	241,329
Brian J. Harris	334,204
Damian J. Murphy	88,987
Douglas C. Rauh	81,577
All Directors and Executive Officers as a Group	1,943,642

(2)	Represents percentage of voting power of the Class A Common Stock and Class B Common Stock of the Company voting together as a single class and gives effect to voting power of the Class B Common Stock. See footnote (3) below.
(3)	Summit Owner Holdco, an entity owned by certain of our pre-IPO owners and the former minority holders of Continental Cement Company, L.L.C. (“Continental Cement” and such former minority holders, the “Former CCC Minority Holders”), holds all of the issued shares of our Class B Common Stock that were outstanding as of April 1, 2016. The Class B Common Stock provides Summit Owner Holdco with a number of votes that is equal to the aggregate number of LP Units outstanding immediately prior to the IPO less the number of such LP Units that, after the IPO Date, have been transferred to the Company or are transferred to a holder other than Summit Owner Holdco together with a share of Class B Common Stock (or fraction thereof). As of April 1, 2016, Summit Owner Holdco was the sole holder of our Class B Common Stock and the total number of votes that the Class B Common Stock provided Summit Owner Holdco was 50,275,825. The managing member of Summit Owner Holdco is Summit Holdings, which has the sole and exclusive authority, exercisable in its sole discretion, to direct the voting and disposition of the Class B Common Stock held by Summit Owner Holdco. The Blackstone Funds, as defined below, have the right to appoint a majority of the members of the board of directors of Summit Holdings and may be deemed to have voting control of the Class B Common Stock held by Summit Owner Holdco.
(4)

The number of shares was obtained from the holder’s Schedule 13G filing with the SEC dated February 16, 2016, which reports ownership as of December 31, 2015. Includes 30,781,057 LP Units directly held by Blackstone Capital Partners (Delaware) V-NQ L.P., 6,488,901 LP Units directly held by Blackstone Capital Partners (Delaware) NQ V-AC L.P., 585,415 LP Units directly held by Summit BCP Intermediate Holdings L.P., 49,605 LP Units directly held by Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and 28,826 LP Units directly held by Blackstone Participation Partnership (Delaware) V-NQ L.P. (together, the “Blackstone Funds”). The general partner of Summit BCP Intermediate Holdings L.P. is Summit BCP Intermediate Holdings GP, Ltd. Summit BCP Intermediate Holdings GP, Ltd. is owned by Blackstone Capital Partners (Delaware) V-NQ L.P., Blackstone Capital Partners (Delaware) NQ V-AC L.P., Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P. The general partner of each of Blackstone Capital Partners (Delaware) V-NQ L.P. and Blackstone Capital Partners (Delaware) NQ V-AC L.P. is Blackstone Management Associates (Cayman) V-NQ L.P. The general partners of each of Blackstone Management Associates (Cayman) V-NQ L.P., Blackstone Family Investment Partnership (Delaware) V-NQ L.P. and Blackstone Participation Partnership (Delaware) V-NQ L.P. are Blackstone LR Associates (Cayman) V-NQ Ltd. and BCP V-NQ GP L.L.C. Blackstone Holdings II L.P. is the sole member of BCP V-NQ GP L.L.C. and the controlling shareholder of Blackstone LR Associates (Cayman) V-NQ Ltd. The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such persons disclaims beneficial ownership of the LP Units (and the shares underlying such units) directly held by the Blackstone Funds (other than the Blackstone Funds to the extent of their direct holdings). The address of each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(5)	The number of shares held was obtained from the holder’s Schedule 13G filing with the SEC dated February 16, 2016, which reports beneficial ownership as of December 31, 2015 for each of: (i) BAMCO, Inc. (“BAMCO”); (ii) Baron Capital Group, Inc. (“Baron Capital Group”); (iii) Baron Capital Management, Inc. (“Baron Capital Management”); and (iv) Ronald Baron. The Schedule 13G filing indicates that (i) BAMCO has shared power to vote and dispose of 3,621,043 shares of our Class A Common Stock; (ii) Baron Capital Group has shared power to vote and dispose of 3,718,555 shares of our Class A Common Stock; (iii) Baron Capital Management has shared power to vote and dispose of 97,512 shares of our Class A Common Stock; (iv) Ronald Baron has shared power to vote and dispose of 3,718,555 shares of our Class A Common Stock; and (v) none of the entities or individuals listed above has sole power to vote or dispose of our shares of Class A Common Stock. The address of the principal business office of the entities and individuals listed above is 767 Fifth Avenue, 49th Floor, New York, New York 10153.
(6)	The number of shares held was obtained from the holder’s Schedule 13G filing with the SEC dated February 2, 2016, which reports ownership as of December 31, 2015. The Schedule 13G filing indicates that the holder, Jennison Associates LLC (“Jennison”) had sole power to vote or direct the vote of, and sole power to dispose or to direct the disposition of, 3,542,184 shares of our Class A Common Stock and shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, no shares. Jennison’s address is 466 Lexington Avenue, New York, New York 10017.
(7)	The number of shares held was obtained from the holder’s Schedule 13G/A filing with the SEC dated February 16, 2016, which reports beneficial ownership as of December 31, 2015 for each of: (i) Point72 Asset Management, L.P. (“Point72 Asset Management”); (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”); (iii) Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”); (iv) EverPoint Asset Management, LLC (“EverPoint Asset Management”); and (v) Steven A. Cohen. The Schedule 13G/A filing indicates that (i) Point72 Asset Management has shared power to vote and dispose of 2,582,776 shares of our Class A Common Stock; (ii) Point72 Capital Advisors Inc. has shared power to vote and dispose of 2,582,776 shares of our Class A Common Stock; (iii) Cubist Systematic Strategies has shared power to vote and dispose of 28,025 shares of our Class A Common Stock; (iv) EverPoint Asset Management has shared power to vote and dispose of 80,000 shares of our Class A Common Stock; (v) Steven A. Cohen has shared power to vote and dispose of 2,690,801 shares of our Class A Common Stock; and (vi) none of the entities or individuals listed above has sole power to vote or dispose of our shares of Class A Common Stock. The address of the principal business office of: (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902; (ii) Cubist Systematic Strategies is 330 Madison Avenue, New York, New York 10173; and (iii) EverPoint Asset Management is 510 Madison Avenue, New York, New York 10022.
(8)	The number of shares held was obtained from the holder’s Schedule 13G filing with the SEC dated February 2, 2016, which reports ownership as of December 31, 2015. The Schedule 13G filing indicates that the holder, Prudential Financial, Inc. (“Prudential”) had sole power to vote or direct the vote of, and sole power to dispose or to direct the disposition of, 263,250 shares of our Class A Common Stock and shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, 3,527,868 shares of our Class A Common Stock. The filing also reports that the 3,791,118 shares of our Class A Common Stock beneficially owned by Prudential includes all of the shares beneficially owned by Jennison. Prudential’s address is 751 Broad Street, Newark, New Jersey 07103.
(9)

The number of shares held was obtained from the holder’s Schedule 13G filing with the SEC dated February 16, 2016, which reports beneficial ownership as of December 31, 2015 for each of: (i) Roystone Capital Management LP (“Roystone Management”); (ii) Roystone Capital Master Fund Ltd. (“Roystone Master”); and (iii) Rich Barrerra. The Schedule 13G filing indicates that (i) Roystone Management has shared power to vote and dispose of 1,692,509 shares of our Class A Common Stock; (ii) Roystone Master has shared power to vote and dispose of 1,520,265 shares of our Class A Common Stock; (iii) Rich Barrera has shared power to vote and dispose of 1,692,509 shares of our Class A Common Stock; and (iv) none of the entities or individuals listed above has sole power to vote or dispose of our shares of Class A Common

Stock. The address of the principal business office of Roystone Management and Rich Barrerra is 767 Third Avenue, 6th Floor, New York, New York 10017. The address of the principal business office of Roystone Master is 94 Solaris Bay, P.O. Box 1348, Grand Cayman Ky1-1108, Cayman Islands.
(10)	The number of shares held was obtained from the holder’s Schedule 13G filing with the SEC dated February 10, 2016, which reports ownership as of December 31, 2015. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 76,239 shares of our Class A Common Stock, and sole power to dispose or to direct the disposition of, 3,226,897 shares of our Class A Common Stock and shared power to vote or direct the vote of no shares of our Class A Common Stock, and shared power to dispose or to direct the disposition of, 73,397 shares of our Class A Common Stock. The holder’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(11)	Includes (i) 139,795 Leverage Restoration Options (as defined below) issued to Mr. Hill that are vested or will vest within 60 days of April 1, 2016, (i) 29,463 warrants issued to Mr. Hill at the time of our IPO, (iii) 10,150 shares of our Class A Common Stock owned by Mr. Hill, (iv) 70,205 LP Units held by Mr. Hill and (v) 1,266,265 LP Units held by a trust for which Mr. Hill’s spouse serves as trustee and as to which Mr. Hill could be deemed to have beneficial ownership. See “Certain Relationships and Related Person Transactions–Warrant Issuances.”
(12)	Includes 61,653 Leverage Restoration Options issued to Mr. Lance that are vested or will vest within 60 days of April 1, 2016.
(13)	Includes (i) 27,408 warrants and (ii) 252,752 LP Units held by a limited liability company controlled by Mr. Gardner. Mr. Gardner has sole voting and dispositive power over such warrants and LP Units. Does not include (i) 57,555 warrants issued to Silverhawk at the time of our IPO and (ii) 2,133,826 LP Units held by Silverhawk and as to which Mr. Gardner, a managing partner and co-founder, could be deemed to have beneficial ownership. See “Certain Relationships and Related Person Transactions–Warrant Issuances.”
(14)	Ms. Kahr is a Senior Managing Director of The Blackstone Group. Ms. Kahr disclaims beneficial ownership of any shares owned directly or indirectly by the Blackstone Funds.
(15)	Includes (i) 2,555 Leverage Restoration Options issued to Mr. Murphy that are vested or will vest within 60 days of April 1, 2016, and (ii) 2,152 shares of our Class A Common Stock issued to Mr. Murphy as compensation for his service on our Board of Directors.
(16)	Mr. Simpkins is a Senior Managing Director of The Blackstone Group. Mr. Simpkins disclaims beneficial ownership of any shares owned directly or indirectly by the Blackstone Funds.
(17)	Includes (i) 44,247 Leverage Restoration Options issued to Mr. Brady that are vested or will vest within 60 days of April 1, 2016 and (ii) 6,852 warrants issued to Mr. Brady at the time of our IPO.
(18)	Includes (i) 25,300 Leverage Restoration Options issued to Mr. Harris that are vested or will vest within 60 days of April 1, 2016, (ii) 55,825 shares of our Class A Common Stock owned by Mr. Harris, and (iii) 547,951 LP Units held by trusts for which Mr. Harris’ spouse serves as trustee and as to which Mr. Harris could be deemed to have beneficial ownership.
(19)	Includes (i) 31,021 Leverage Restoration Options issued to Mr. Murphy that are vested or will vest within 60 days of April 1, 2016, (ii) 1,218 shares of our Class A Common Stock owned by Mr. Murphy, and (iii) 1,827 shares of our Class A Common Stock held by his daughter and as to which Mr. Murphy could be deemed to have beneficial ownership.
(20)	Includes (i) 32,131 Leverage Restoration Options issued to Mr. Rauh that are vested or will vest within 60 days of April 1, 2016 and (ii) 3,552 shares of our Class A Common Stock purchased by Mr. Rauh at the time of our IPO.
(21)	Includes (i) 383,242 Leverage Restoration Options that are vested or will vest within 60 days of April 1, 2016, (ii) 63,723 warrants issued at the IPO and (iii) 100,981 shares of our Class A Common Stock.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers, including age as of May 26, 2016, other than for Mr. Hill, whose biographical information is presented under “Item 1—Election of Directors.”

Thomas A. Beck, 59, Executive Vice President and Cement Division President. Mr. Beck joined the Company in May 2010 when the Company purchased a controlling interest in Continental Cement. Mr. Beck is Cement Division President, a position he has held since January 2013. He was a Senior Vice President with Continental Cement from 2005 to 2013 and its VP, Sales & Marketing, from 1996 to 2005. Mr. Beck also held various positions with Holnam (predecessor to Holcim (US) Inc.) from 1987 to 1996. Mr. Beck currently serves on the Executive Committee of the Portland Cement Association and is active on several cement and concrete industry boards. Mr. Beck received a Bachelor of Science degree in Civil Engineering from the University of Illinois.

Anne Lee Benedict, 43, Executive Vice President, Chief Legal Officer and Secretary. Ms. Benedict joined the Company in October 2013. Prior to joining the Company, Ms. Benedict was a corporate partner in the Washington, D.C. office of Gibson, Dunn & Crutcher LLP, where she had practiced since 2000. Ms. Benedict’s practice involved a wide range of corporate law matters, including mergers and acquisitions, joint ventures and other strategic transactions, securities offerings, securities regulation, and corporate governance matters. Ms. Benedict received a Bachelor of Arts degree in English and Psychology from the University of Michigan and a Juris Doctor from the University of Pennsylvania Law School.

Michael J. Brady, 49, Executive Vice President and Chief Business Development Officer. Mr. Brady joined the Company in April 2009 after having been a Senior Vice President at Oldcastle with overall responsibility for acquisitions and business development, having joined Oldcastle in 2000. Prior to that, Mr. Brady worked in several operational and general management positions in the paper and packaging industry in Ireland, the United Kingdom and Asia Pacific with the Jefferson Smurfit Group, plc (now Smurfit Kappa Group plc). Mr. Brady received a Bachelor of Engineering (Electrical) and a Master of Engineering Science (Microelectronics) from University College, Cork in Ireland and a Master of Business Administration degree from INSEAD in Fontainebleau, France.

M. Shane Evans, 45, Executive Vice President and West Division President. Mr. Evans joined the Company in August 2010 with over 20 years of experience in the construction materials industry. Prior to joining the Company, Mr. Evans worked at Oldcastle for 12 years, most recently as a Division President. He started his career working in his family’s construction and materials business where he held various operational and executive positions. Mr. Evans received a Bachelor of Science degree from Montana State University.

Kevin A. Gill, 55, Executive Vice President and Chief Human Resources Officer. Mr. Gill joined the Company in May 2013 after having been Human Resources Vice President for Guilford Performance Textiles, a Cerberus portfolio company, since November 2008. In this role, he provided Human Resources Leadership that fueled the monetization to Lear Corporation. Prior to Guilford, Mr. Gill held a variety of Human Resources leadership roles with companies such as Honeywell, Citibank and Monsanto Chemical. Mr. Gill received a Bachelor of Science in Business Administration from Villanova University and a Master of Arts in Industrial Relations from Wayne State in Detroit, Michigan.

Brian J. Harris, 59, Executive Vice President and Chief Financial Officer. Mr. Harris joined the Company in October 2013 after having been Executive Vice President and Chief Financial Officer of Bausch & Lomb Holdings Incorporated, a leading global eye health company, from 2009 to 2013. From 1990 to 2009, Mr. Harris held positions of increasing responsibility with industrial, automotive, building products and engineering manufacturing conglomerate Tomkins plc, including President of the $2 billion worldwide power transmission business for Gates Corporation, and Senior Vice President for Strategic Business Development and Business

Administration, Chief Financial Officer and Secretary of Gates Corporation. Mr. Harris received a Bachelor of Accountancy from Glasgow University and is qualified as a Scottish Chartered Accountant.

Damian J. Murphy, 46, Executive Vice President and East Division President. Mr. Murphy joined the Company in August 2009 with over 20 years of experience in the construction materials and mining industries, working with both public and privately held companies. Prior to joining the Company, Mr. Murphy served roles as regional president and company president for Oldcastle starting in 2004. Prior to that, Mr. Murphy served as vice president of Aggregate Industries’ Rocky Mountain region, responsible for aggregates and hot mix asphalt production and sales. Before joining Aggregate Industries, Mr. Murphy worked in the mid-Atlantic for a top 10 privately held aggregate supplier and began his career in the industry in Europe. Mr. Murphy received a Bachelor of Engineering degree with a concentration in Minerals Engineering from the Camborne School of Mines/ Exeter University in the United Kingdom. Mr. Murphy is not related to John R. Murphy.

Douglas C. Rauh, 56, Executive Vice President and Chief Operating Officer. Mr. Rauh joined the Company in January 2012 as the East Segment President. Effective March 1, 2013, Mr. Rauh, became the Chief Operating Officer. Prior to joining the Company, from 2000 to 2012, Mr. Rauh held positions of increasing responsibility with Oldcastle, including President and Chief Executive Officer of The Shelly Co. (“Shelly”), Oldcastle’s operations in Ohio. During Mr. Rauh’s tenure with Shelly, he was an integral part of the team that completed over 30 acquisitions. Mr. Rauh started his career working for his family’s business, Northern Ohio Paving Company, where he held roles of increasing responsibility from 1983 to 2000, including Vice President. Mr. Rauh received a Bachelor of Science degree with a concentration in Business Administration from The Ohio State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis (“CD&A”) describes our 2015 executive compensation structure, earned by or paid to the following named executive officers (“NEOs”).

Thomas W. Hill	President and Chief Executive Officer
Michael J. Brady	Executive Vice President and Chief Business Development Officer
Douglas C. Rauh	Executive Vice President and Chief Operating Officer
Brian J. Harris	Executive Vice President and Chief Financial Officer
Damian J. Murphy	Executive Vice President and East Division President

Executive Compensation Structure

In 2015, our executive compensation structure consisted of four primary components: base salary; annual bonus and non-equity incentives; long-term equity incentives; and our traditional benefits programs (e.g., limited perquisites and traditional benefits).

Corporate Governance Highlights

What We Do (Best Practice)	What We Don’t Do / Don’t Allow
• Separate the roles of Chairman and Chief Executive Officer	• No hedging or pledging of Company stock by executives or directors

•    Enforce strict insider trading policies

•    Set stock ownership guidelines for executives and directors

•    Disclose performance goals for incentive programs

•    Set a maximum payout limit on our annual and long-term incentive programs

•    Limit perquisites and other benefits

•    Incorporate change-in-control provisions that are consistent with market practice

• No single-trigger or modified single-trigger change-in-control arrangements
• No change-in-control severance multiple in excess of three times salary and target bonus
• No excise tax gross-ups upon a change in control
• No re-pricing or cash buyout of underwater stock options
• No enhanced retirement formulas
• No guaranteed compensation

• No market timing with granting of equity awards

Our Compensation Philosophy

Our executive compensation program is intended to attract, motivate, and retain executive officers and to align the interests of our executive officers with stockholders’ interests. The Board’s objectives for our program include, but are not limited to, the following:

•	Reflecting industry standards, offering competitive total compensation opportunities and balancing the need for talent with reasonable compensation expense;

•	Enhancing stockholder value by focusing management on financial metrics that drive value;

•	Recognizing and rewarding executives whose knowledge, skills and performance are critical to our success;

•	Attracting, motivating and retaining executive talent willing to commit to long-term stockholder value creation; and

•	Aligning executive decision making with business strategy and discouraging excessive risk taking.

Components of 2015 NEO Compensation

Pay Component	Purpose	Characteristics	Fixed or Performance
Base Salary	Attract and retain executives through market-based pay	Reflects the executive’s experience and performance, and the Board’s knowledge of market practices	Fixed

Annual Bonus	Encourages achievement of strategic and financial performance metrics that drive long-term stockholder value	Based on achievement of predefined financial and individual performance objectives	Performance

Long-Term Equity Incentives	Aligns executives’ long-term compensation with stockholders’ investment interests; enhances executive retention	Value to the executive is based on long-term stock price performance and value creation	Performance

No 2015 grants were made to our NEOs (other than upon the conversion, at the time of the IPO, of pre-IPO interests to LP interests and Leverage Restoration Options).

Health/Welfare Plans and Retirement Benefits	Provide competitive benefits that promote employee health and productivity and support longer term financial security	Similar to benefits offered to other employees	Fixed

Perquisites	Provide limited business-related benefits, where appropriate and competitive	Limited to car allowance, relocation expenses, club memberships and other business-related reimbursements.	Fixed

Pre-IPO Compensation Elements

Prior to the Company’s IPO in March 2015, our executive compensation structure included predominantly the same elements as summarized in the table above. The equity-based long-term incentive program structure before the IPO consisted of Class D interests (which are described further below). Generally, 50% of the Class D-1 interests vested with the passage of time (“time-vesting interests”) and the remaining 50% of the Class D-1 interests and all Class D-2 interests vested if certain investment returns were achieved by Summit Holdings’ investors (“performance-vesting interests”). Time vesting interests generally vested as follows: 20% vested on the first anniversary of the grant date and the remaining 80% vested monthly over the four years following the first anniversary of the grant date. Performance-vesting interests would have vested if certain investment returns were achieved by Blackstone-affiliated investors while the employee continued to provide services to us or our subsidiaries. There were two performance levels at which performance-vesting interests generally would have vested: achievement of 1.75 times (as to the Class D-1 interests) and 3.00 times (as to the Class D-2 interests) the Blackstone-affiliated investors’ initial investment.

In connection with the IPO, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating LP Units (the “Reclassification”). Immediately following the Reclassification, 69,007,297 LP Units were outstanding, which were reclassified from the previously issued Class A-1, Class B-1, Class C, Class D-1 and Class D-2 interests. The Class A-1, Class B-1 and Class C interests were fully vested as of the Reclassification date. A portion, but not all, of the Class D-1 interests were vested, and none of the Class D-2 interests were vested. Accordingly, vested and unvested Class D interests were converted into vested and unvested LP Units, respectively. The vesting terms are substantially similar to those applicable to the unvested Class D interests immediately prior to the Reclassification. As of their respective grant date, approximately half of the Class D-1 interests were subject to a vesting period of five years (“time-vesting interests”), 20% on the first anniversary of the grant date and the remaining 80% vested monthly over a period of four years following the first anniversary date. Approximately half of the D-1 interests and all of the D-2 interests vested upon Summit Holdings’ investors achieving certain investment returns (“performance-vesting interests”).

In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Class A Common Stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Class A Common Stock (“Leverage Restoration Options”). The exercise price of the warrants and Leverage Restoration Options is the IPO price of $18.00 per share. The Leverage Restoration Options were granted under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). All Leverage Restoration Options vest over four years at a rate of 25% of the award on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date. The Leverage Restoration Options that correlate to performance-vesting interests vest only when both the relevant return multiple is achieved and the four year time-vesting condition is satisfied. All outstanding equity grants associated with the Reclassification are summarized in the table titled “Outstanding Equity Awards at 2015 Fiscal Year End.”

Throughout 2015, we worked closely with the Compensation Committee and our compensation consultant to develop an ongoing structure that is competitive with both broad U.S. market practice and our peer companies. The details of that program are described in “Long-Term Incentives.”

Compensation Decision Process

For our NEOs and select other senior executives, the Board employs a “pay-for-performance” philosophy that ties a significant portion of incentive compensation opportunity to our Company-wide performance, primarily an EBITDA metric, cash flows, and certain safety metrics. In 2015, prior to the IPO, our long-term incentive compensation was composed of time-based and performance-based Class D interests. See “—Annual Incentives” and “—Pre-IPO Compensation Elements” for detailed explanations of these plans.

Role of the Compensation Committee

The Compensation Committee is responsible to our Board of Directors for oversight of our executive compensation program. The Compensation Committee is responsible for the review and approval of all aspects of our program. Among its duties, the Compensation Committee is responsible for:

•	Reviewing and assessing competitive market data from the compensation consultant;

•	Reviewing each NEO’s performance in conjunction with competitive market data and, accordingly, approving compensation recommendations including, but not limited to, base salary, annual bonus, long-term incentives, and benefits/perquisites;

•	Reviewing and approving incentive plan goals and achievement levels;

•	Incorporating meaningful input from our stockholders, if applicable.

Role of Management

For each NEO excluding himself, our CEO recommends to the Compensation Committee compensation levels based on a review of market data and individual performance. The Compensation Committee reviews and discusses all recommendations prior to approval, then approves or submits all recommendations to the Board for approval.

For the CEO, during executive session without management present, the Compensation Committee is solely responsible for assessing performance and approving or making compensation recommendations to the Board for approval. Management does not make compensation-related recommendations for the CEO.

Role of the Compensation Consultant

Management retained a compensation consultant, Aon Hewitt, to assist the Company with respect to the 2015 salaries and bonuses and the 2015 non-equity incentive plan compensation. The compensation consultant was retained by and reported to management. Other than the following roles and services provided by Aon Hewitt, it performed no other services for us in 2015:

•	advise management on executive compensation trends and regulatory developments;

•	provide a compensation study for executives and recommendations for executive pay;

•	provide advice to management on governance best practices, as well as any other areas of concern or risk; and

•	review and comment on disclosure items, including the “Executive Compensation” disclosures.

Aon Hewitt provided management and the Compensation Committee with benchmarking studies, which were used in determining the 2015 salaries, bonuses and non-equity incentive plan compensation for executives.

In 2016, the Compensation Committee assessed the independence of Aon Hewitt and retained Aon Hewitt as a compensation consultant to the Compensation Committee with respect to 2016 compensation.

Role of Peer Companies and Competitive Market Data

Aon Hewitt performed a competitive pay study in 2014 to assist with NEO compensation decisions in 2015. A specific set of peer companies was not used. Rather, Aon Hewitt accessed total compensation surveys published by Aon Hewitt, and other compensation consultants, including Towers Watson and Mercer, LLC. Competitive market data for the Company’s executives was developed using compensation data for similar-sized manufacturing companies, based on annual revenues.

In December 2015, to assist with 2016 compensation decisions, Aon Hewitt performed another competitive pay study. To develop competitive market values for the NEOs, Aon Hewitt developed, and the Compensation Committee approved, a new peer group of eighteen companies. The peer group development criteria included:

•	Industry: Similar to the Company based on the Global Industry Classification System;

•	Company size: Approximately 0.4x to 3x times our annual revenues;

•	Peers of peers: Companies used in the peer groups of potential peer companies; and

•	Competitors for business and management talent.

The approved peer group had median and average annual revenues of approximately $1.9 billion. The Company’s annual revenues for fiscal 2015 were approximately $1.4 billion. The 2015 peer companies used for 2016 pay recommendations are:

Armstrong World Industries	Louisiana-Pacific Corp.

Boise Cascade	Martin Marietta Materials

Compass Minerals International	Masonite International

CONSOL Energy	NCI building Systems Inc.

Dycom Industries	Quanex Building Products

Eagle Materials Inc.	Simpson Manufacturing

Globe Specialty Metals Inc.	US Concrete Inc.

Granite Construction Inc.	USG Corp.

Headwaters Inc.	Vulcan Materials

In addition, as a supplement to the proxy data for NEOs and as a primary data source for non-NEO positions, Aon Hewitt accessed the 2015 surveys from Aon Hewitt, Towers Watson and Mercer for similar-sized manufacturing companies. The Compensation Committee uses competitive compensation data from the annual total compensation study to inform its decisions around overall total compensation levels. The Compensation Committee uses multiple reference points when establishing targeted compensation levels, including 50th percentile market values.

Timing of Compensation Decisions

Pay recommendations for our executives, including the NEOs, are typically made by the Compensation Committee at its first scheduled meeting of the fiscal year, typically held in February around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year (the “annual meeting”). This timing allows the Compensation Committee to have a complete financial performance picture prior to making compensation decisions.

Decisions with respect to prior year performance, as well as annual equity awards, base salary increases and target performance levels for the current year are typically made at this annual meeting. Any equity awards recommended by the Compensation Committee at this meeting are reviewed by the Board and, if approved, are dated on the date of the Board meeting held later that day or the following day. As such, the Compensation Committee does not time the grants of equity incentives to the release of material non-public information.

The exception is grants to executives who are promoted or hired from outside the Company during the year. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board-approval date.

Determination of CEO Compensation

Typically, at the annual meeting, in executive session without management present, the Compensation Committee also reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Compensation Committee also reviews competitive compensation data. The Compensation Committee typically approves, or presents pay recommendations for the CEO to the Board, excluding the CEO, for approval. If applicable, during executive session, the Board conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Compensation Committee.

2015 Compensation Elements

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee or the Board, as applicable, determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, the Compensation Committee or Board’s understanding of executive pay practices, individual performance, Company performance and management recommendations (except with respect to the Chief Executive Officer). The Board approved the following base salary amounts for 2015:

Base Salary
Thomas W. Hill	$746,750
Michael J. Brady	$371,315
Douglas C. Rauh	$503,928
Brian J. Harris	$503,928
Damian J. Murphy	$367,500

Annual Incentives

Each NEO was eligible to earn an annual incentive based upon the achievement of performance targets established by the Board within the first three months of the fiscal year.

Annual Incentive Targets. At the start of each fiscal year the Board or the Compensation Committee approves annual incentive compensation targets, as a percentage of base salary, based on the understanding of the Board or the Compensation Committee of executive pay practices, management’s recommendations and other relevant factors. The 2015 annual incentive targets, as a percentage of base salary, for our NEOs were as follows:

Target Bonus
Thomas W. Hill	125%
Michael J. Brady	60%
Douglas C. Rauh	75%
Brian J. Harris	75%
Damian J. Murphy	60%

2015 Annual Incentive Metrics. For corporate NEOs (Mr. Hill, Mr. Harris, Mr. Rauh, and Mr. Brady), the performance metrics approved for fiscal 2015 were corporate EBITDA, as defined by the Board and comparable to further adjusted EBITDA, cash flow, which approximates annual cash flow exceeding capital transactions and acquisitions, safety metrics, including various metrics related to the frequency and severity of reported incidents, and personal objectives, which vary by individual. For Mr. Murphy, the approved performance metrics included corporate EBITDA, segment EBITDA, segment cash flow, and safety/personal objectives. Mr. Murphy’s segment for this purpose includes the businesses for which he was the segment president for all of 2015 (the “Modified East Region Segment”). The Board has discretion to adjust the financial metrics to reflect merger, acquisition or divestiture activity during the fiscal year. In 2015, the metrics were adjusted to reflect acquisitions completed during the year. For 2015, the measures were weighted as follows:

	EBITDA Metric	Cash Flow	Safety/ Discretionary
Thomas W. Hill	50%	20%	30%
Michael J. Brady (1)	70%	20%	10%
Douglas C. Rauh	50%	20%	30%
Brian J. Harris	50%	20%	30%
Damian J. Murphy (2)	60%	20%	20%

(1)	Mr. Brady’s EBITDA metric is based 50% on Corporate EBITDA and 20% on acquisition metrics.
(2)	Mr. Murphy’s EBITDA metric is based 40% on Corporate EBITDA and 20% on segment.

Performance / Payout Leverage. The performance requirements and the payout opportunities associated with minimum, target and maximum performance levels were consistent across the EBITDA and cash flow performance metrics. The minimum payout opportunity is 10% of target if the minimum performance level of 91% of target is achieved, provided that the threshold level under the applicable EBITDA metric is achieved. Target is earned if targeted performance is achieved. The maximum payout opportunity is 150% of target if the maximum performance level of 110% of goal is achieved. The payout opportunities were as follows:

•	10% of target for 91% goal achievement

•	100% of target for 100% of goal achievement

•	150% of target for 110% goal achievement

Payments for all of the performance metrics, both financial and non-financial, were contingent on the threshold level of corporate EBITDA being achieved.

2015 Actual Performance. Actual results for the 2015 annual incentive plan were certified by the Compensation Committee, as follows, based on the performance goals and funding scales approved in the first quarter of 2015:

•	Corporate EBITDA: The target goal was $304.0 million. We achieved EBITDA of $312.9 million. The earned Corporate EBITDA portion was 103% of target.

•	Modified East Region Segment EBITDA: The target goal was $58.9 million. We achieved EBITDA of $65.0 million. The earned segment EBITDA portion was 110% of target.

•	Corporate Cash Flow: The target goal was $187.8 million. We achieved corporate cash flow of $213.7 million. The earned corporate cash flow portion was 114% of target.

•	Modified East Region Segment Cash Flow: The target goal was $41.4 million. We achieved segment cash flow of $55.9 million. The earned corporate cash flow portion was 135% of target.

•	Corporate Safety Metrics: Earned amounts were 90% of target.

•	Modified East Region Segment Safety Metrics: Earned amounts were 125% of target.

•	The acquisition metrics, which include elements of acquisition spend and performance by acquired companies, achieved earned amounts of 125% of target.

The following table summarizes the 2015 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

	Incentive Earned	Target Incentive	% of Target Earned
Thomas W. Hill	$1,134,127	$933,438	122%
Michael J. Brady	$271,803	$222,789	122%
Douglas C. Rauh	$459,204	$377,946	122%
Brian J. Harris	$459,204	$377,946	122%
Damian J. Murphy	$296,573	$220,500	135%

Long-Term Incentives—2015

Our pre-IPO long-term incentive program consisted of Class D interests granted prior to the Reclassification that were converted to LP Units at the time of the Reclassification, and Leverage Restoration Options that were granted at the time of the Reclassification. Please see the CD&A section titled “Pre-IPO Compensation Elements” for an overview of this program.

The Compensation Committee determined that the size, structure, and value of the pre-IPO interests were sufficient incentive for 2015 and therefore no additional equity grants were made in 2015. We expect to make annual compensation and other grants under the Omnibus Incentive Plan in 2016.

Retirement, Perquisites, and Other Benefits

We have a tax-qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The plan covers all employees, including our NEOs, who are limited to their annual tax deferred contribution limit as allowed by the Internal Revenue Service (the “IRS”). We provide for matching contributions to the plan, including 100% of pre-tax employee contributions and up to 4% of eligible compensation. Employer contributions vest immediately. In 2015, employees outside of the corporate office were covered by a variety of other plans, all of which qualified as deferred salary arrangements under Section 401(k) of the Code.

Additional perquisites include car allowance, relocation expenses, club memberships and other business-related reimbursements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2016.

Submitted by the Compensation Committee of the Board.

Howard L. Lance

Ted A. Gardner

Neil P. Simpkins

Other Compensation Policies

Stock Ownership Guidelines

We have established stock ownership guidelines for our CEO, officers reporting to the CEO, and directors. The approved guidelines are as follows:

•	CEO: 6x salary

•	Officers reporting to the CEO: 2.5x salary

•	Directors: 3x annual cash retainer

Participants are expected to comply with the ownership requirements within five years of an appointment to a qualified position. The following components satisfy the ownership guidelines: Equity interests owned directly or indirectly (e.g. by or with a spouse or held in trust for the individual or one or more family members of the individual), equity interests, including LP Units, held in qualified or nonqualified savings, profit sharing, or deferred compensation accounts, after-tax value of in-the-money spread of shares underlying vested but unexercised stock options, and shares underlying vested but unexercised warrants. Annually, the Compensation Committee will monitor the progress of participants.

Incentive Compensation Recoupment (“Clawback”) Policy

An award agreement may provide that the Compensation Committee may in its sole discretion cancel such award if the participant, while employed by or providing services to the Company or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in other detrimental activity that is in conflict with or adverse to the interests of any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may also provide in an award agreement that if the participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of such award and must repay the gain to the Company. The Compensation Committee may also provide in an award agreement that if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. Our policy will be updated to comply with the SEC’s final regulations as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Compensation Risk Assessment

Our governance policies and compensation structure are not reasonably likely to have a material adverse effect on the Company. The following features of our program mitigate risk:

•	The Compensation Committee consults with a compensation consultant to assist with annual compensation decisions;

•	The Compensation Committee approves the annual incentive plan’s financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned at the end of the fiscal year;

•	The annual incentive plan currently caps potential payouts at 150% of the target opportunity to mitigate potential windfalls;

•	We utilize a mix of cash and equity variable incentive programs, and all equity awards are subject to multi-year vesting;

•	We utilize competitive change-in-control severance programs to help ensure executives continue to work towards our stockholders’ best interests in light of potential employment uncertainty;

•	Executive officers are subject to minimum stock ownership guidelines; and

•	An incentive clawback policy permits the Company to recoup equity-based compensation paid on the basis of financial results that are subsequently restated.

Limitations on Deductibility of Compensation

The Compensation Committee considers possible tax consequences and other factors when determining executive compensation, including the deductibility of compensation paid to the Company’s executive officers under Section 162(m) of the Code. In the event that Section 162(m) would apply to compensation paid to such individuals, the Compensation Committee may provide compensation that does not qualify under Section 162(m) if necessary to effectively attract, incentivize, and retain key personnel.

Compensation Tables

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the fiscal years ended 2015, 2014 and 2013, and their respective titles as of January 2, 2016.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (4)	Total
Thomas W. Hill	2015	$746,750	$—	$4,530,452	$5,535,004	$1,134,127	$22,170	$11,968,503
President and Chief Executive Officer, Director	2014 2013	725,000 525,000	— —	55,390 —	— —	999,141 563,850	20,163 18,665	1,799,694 1,107,515

Michael J. Brady	2015	$371,315	$—	$1,459,930	$1,707,379	$271,803	$10,975	$3,821,402
Chief Business Development Officer	2014	360,500	—	16,707	—	253,071	22,959	653,237

Doug C. Rauh	2015	$503,928	$—	$1,113,297	$1,150,299	$459,204	$34,121	$3,260,849
Chief Operating Officer	2014	489,250	—	17,586	—	404,549	44,132	955,517
	2013	475,000	29,212	103,553	—	382,073	68,496	1,058,334

Brian J. Harris	2015	$503,928	$—	$1,334,756	$905,740	$459,204	$24,730	$3,228,358
Chief Financial Officer	2014	489,250	—	322,700	—	404,549	24,667	1,241,166

Damian J. Murphy	2015	$367,500	$—	$990,358	$1,110,552	$296,573	$22,966	$2,787,949
East Division President

(1)	Reflects the bonus and non-equity incentive plan compensation awards for services rendered during the fiscal year presented. The amounts of the bonus payments were determined by the Board in its discretion. For more information, see “—Annual Incentives.”
(2)	The amounts reported in the Stock Awards column for 2013 and 2014 reflect the aggregate grant date fair value of Class D interests, calculated in accordance with FASB ASC Topic 718 (“ASC 718”), utilizing the assumptions discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2015 Annual Report. A portion of the Class D interests granted in 2013 and 2014 vest under certain performance conditions, which were not deemed probable of occurring at the date of grant, and therefore have not been included in the table above. The unrecognized value of these awards assuming the highest level of performance conditions have been achieved and based on the aggregate grant date fair value was $102,940 for Mr. Hill in 2014; $31,052 for Mr. Brady in 2014; $32,686 and $214,508 for Mr. Rauh in 2014 and 2013, respectively; and $599,779 for Mr. Harris in 2014.
The NEOs did not receive new equity grants in 2015, other than upon the conversion, at the time of the IPO, of pre-IPO interests to LP interests and Leverage Restoration Options. As described in “—Pre-IPO Compensation Elements,” in connection with the IPO, Class D interests were converted to LP Units. There was incremental fair value calculated in accordance with ASC 718 with respect to the time-vesting portion of the LP Units that were modified in connection with the IPO, which amounts are reflected in this column for 2015. The assumptions used in calculating the grant date fair value are discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2015 Annual Report. With respect to the performance-vesting LP Units, there was no incremental fair value recognized in accordance with ASC 718 as a result of the modification since achievement of the performance conditions was not deemed probable before or after the modification.

(3)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value of the Leverage Restoration Options and warrants granted in 2015 in connection with the Reclassification, as discussed in “—Pre-IPO Compensation Elements.” The grant date fair values were computed in accordance with ASC 718, utilizing the assumptions discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2015 Annual Report. The fair value of the Leverage Restoration Options is determined using the Black-Scholes-Merton option pricing model assuming a $20.04 stock price, $18.00 exercise price, ten year term, 2.27% risk-free rate and a 48% volatility rate. A portion of the Leverage Restoration Options vest under certain performance conditions, which were not deemed probable of occurring at the date of grant, and therefore have not been included in the table above. The unrecognized value of these awards assuming the highest level of performance conditions have been achieved and based on the aggregate grant date fair value was $5,111,463 for Mr. Hill; $1,617,845 for Mr. Brady; $1,174,849 for Mr. Rauh; $925,069 for Mr. Harris; and $1,134,256 for Mr. Murphy.
(4)	All Other Compensation includes the following items: (a) amounts contributed by Summit LLC under the Summit Materials, LLC Retirement Plan; (b) payments for term life insurance; (c) car allowances; (d) relocation costs; (e) gym membership costs; (f) country club dues; and (g) fuel reimbursement for commuting. Amounts contributed to the Summit Materials, LLC Retirement Plan are matching contributions up to 4% of eligible compensation subject to IRS limits and totaled $10,400 for each of the NEOs in 2015 and $10,400 for Mr. Hill, Mr. Brady, Mr. Rauh and Mr. Harris in 2014 and $10,200 for Mr. Hill and Mr. Rauh in 2013. Matching contributions are immediately vested. For more information, see “—Retirement, Perquisites, and Other Benefits.” Payments for term life insurance were as follows: Mr. Hill—$11,230; Mr. Brady—$575; Mr. Rauh—$2,330; Mr. Harris—$2,330 and Mr. Murphy—$566 in 2015, Mr. Hill—$29,223; Mr. Brady—$559; Mr. Rauh—$1,212 and Mr. Harris—$2,267 in 2014 and Mr. Hill—$2,451 and Mr. Rauh—$1,173 in 2013. Payments made by the Company for car allowances were as follows: $20,851 for Mr. Rauh and $12,000 each for Mr. Harris and Mr. Murphy in 2015; $20,851 for Mr. Rauh and $12,000 for Mr. Harris in 2014 and $20,851 for Mr. Rauh in 2013. Payments made by the Company associated with Mr. Rauh’s relocation were $1,065 in 2013.

2015 Grants of Plan-Based Awards

The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas W. Hill	3/17/2015	—	—	—		726,933		588,644	18	5,535,004
		466,179	933,438	1,400,156		—		—	—	—
Michael J. Brady	3/17/2015	—	—	—		230,084		183,840	18	1,707,379
		155,952	222,789	334,184		—		—	—	—
Doug C. Rauh	3/17/2015	—	—	—		167,083		128,525	18	1,150,299
		188,973	377,946	566,919		—		—	—	—
Brian J. Harris	3/17/2015	—	—	—		131,560		101,200	18	905,740
		188,973	377,946	566,919		—		—	—	—
Damian J. Murphy	3/17/2015	—	—	—		161,310		124,084	18	1,110,552
		132,300	220,500	330,750		—		—	—	—

(1)	Reflects the possible payouts of cash incentive compensation under the Non-Equity Incentive Plan. Amounts reported in the “Threshold” column assume that threshold performance is achieved under the EBITDA performance metric of the annual cash incentive program and that the threshold achievement under the cash flow and safety/discretionary performance metrics was not met. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	Reflects the performance-vesting Leverage Restoration Options, a portion of which vest if affiliates of Blackstone receive a 1.75 times return on their initial invested capital and the remaining vest if affiliates of Blackstone receive a 3.00 times return on their initial invested capital. See “—Pre-IPO Compensation Elements.”
(3)	The amount reported reflects the total of time-vesting Leverage Restoration Options and warrants granted in 2015. In connection with the IPO, the performance-vesting Class D interests and the time-vesting Class D interests were converted into LP Units, and the Company granted Leverage Restoration Options, each with terms described under “—Pre-IPO Compensation Elements.” In addition, Class C interests were converted into LP Units and warrants with an exercise of $18.00 price of per share. The amount does not include the number of LP Units received by each NEO as a result of the Reclassification whereby the NEO’s Class A, Class C, Class D-1 and Class D-2 interests held prior to the IPO were reclassified to LP Units.
(4)

The amount reported in the Grant Date Fair Value of Stock and Option Awards column reflects the aggregate grant date fair value of the Leverage Restoration Options and warrants converted from Class C and Class D interests computed in accordance with ASC 718. A portion of the Leverage Restoration Options granted in 2015 vest under certain performance conditions, which were not deemed probable of occurring, and therefore no value has been included in the table above. The performance conditions for the performance-vesting Leverage Restoration Options are described in “—Pre-IPO Compensation Elements.” The assumptions applied in determining the fair value of the awards are discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2015 Annual Report. The amount for the Leverage Restoration Options, and warrants reflects the Company’s calculation of the value of the awards at the grant date and Reclassification date, respectively, and does not necessarily correspond to the actual value that may ultimately be recognized by the NEO. See “—Pre-IPO Compensation Elements.”

Employment Agreements

Messrs. Hill, Harris and Rauh each have employment agreements and Messrs. Brady and Murphy have signed offers of employment. Their employment agreements and offers of employment provide for base salary subject to annual adjustment by the Board, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Board. Generally, our employment agreements have an initial term of three years, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by us or the executive not to renew.

Thomas W. Hill

Summit Holdings entered into an employment agreement with Mr. Hill, dated July 30, 2009, whereby Mr. Hill serves as the Chief Executive Officer of Summit Holdings and the Chief Executive Officer of the entity that served as the general partner of Summit Holdings prior to the consummation of the IPO. Mr. Hill also will continue to serve as a member of the Board so long as he serves in the foregoing capacities. Mr. Hill’s employment agreement had an initial term equal to three years commencing on July 30, 2009, which is automatically extended for additional one-year periods, unless Summit Holdings or Mr. Hill provides the other party 60 days’ prior written notice before the next extension date that the employment term will not be so extended. However, if Summit Holdings is dissolved pursuant to the terms of its limited partnership agreement, then the employment term shall automatically and immediately be terminated. On July 30, 2015, Mr. Hill’s employment agreement was automatically extended for an additional year.

Pursuant to the terms of his employment agreement, Mr. Hill’s initial annual base salary was $300,000, which amount is reviewed annually by the Board, and may be increased (but not decreased). His base salary in 2015 was $746,750. Mr. Hill is also eligible to earn an annual bonus of up to 125% of his base salary based upon the achievement of performance targets established by the Board within the first three months of each fiscal year during the employment term. The Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture affected by Summit Holdings during such fiscal year. Mr. Hill is also entitled to participate in Summit Holdings’ employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of Summit Holdings.

If Mr. Hill’s employment is terminated (i) by Summit Holdings with “cause” (as defined in his employment agreement) or (ii) by him other than as a result of a “constructive termination” (as defined in his employment agreement), he will be entitled to certain accrued amounts. If Mr. Hill’s employment is terminated as a result of his death or “disability” (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts and (b) a pro rata portion of the annual bonus, if any, that Mr. Hill would have been entitled to receive, payable when such annual bonus would have otherwise been payable to him had his employment not been terminated. If Mr. Hill’s employment is terminated (i) by Summit Holdings without “cause” or (ii) by him as a result of a “constructive termination,” subject to his continued compliance with certain restrictive covenants and his non-revocation of a general release of claims, he will be entitled to receive (a) certain accrued amounts, (b) continued payment of his base salary in accordance with Summit Holdings’ normal payroll practices, as in effect on the date of termination of his employment, until 18 months after the date of such termination and (c) an amount equal to one and one-half times his annual bonus in respect of the fiscal year immediately preceding the applicable year of his termination of employment; provided that the aggregate amounts shall be reduced by the present value of any other cash severance or termination benefits payable to him under any other plans, programs or arrangements of Summit Holdings or its affiliates.

If Mr. Hill’s employment was terminated on January 2, 2016 without “cause” or as a result of a “constructive termination,” he would have been entitled to (1) continued payment of his base salary for 18 months, or $1,120,125 and (2) an amount equal to one and one-half times his annual bonus in respect of 2014, or $499,571. If Mr. Hill’s employment was terminated as a result of his death or “disability,” he would have been entitled to receive a bonus of $999,141. If Mr. Hill was terminated without “cause” or as a result of a “constructive termination” within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting LP Units and Leverage Restoration Options would be eligible to vest based on the proceeds of that transaction. In addition, upon a change in control, all of Mr. Hill’s unvested time-vesting LP Units and Leverage Restoration Options would vest. The value of his unvested time-vesting LP Units and his performance-vesting LP Units as of January 2, 2016 is reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-end” table.

In the event (i) Mr. Hill elects not to extend the employment term or (ii) of a “dissolution” with a “negative return” (as such terms are defined in the employment agreement), unless Mr. Hill’s employment is earlier terminated as described above, Mr. Hill’s termination of employment shall be deemed to occur on the close of business on the earlier of the effective date of “dissolution” or the day immediately preceding the next scheduled extension date, and Mr. Hill shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a “dissolution” with a “positive return” (as such terms are defined in his employment agreement), Mr. Hill shall be treated as terminated without “cause” effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of the “dissolution,” and shall be entitled to receive the amounts and benefits for termination without “cause” described above.

Pursuant to the terms of his employment agreement, Mr. Hill is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 18 months following his termination of employment for any reason; and (iii) a covenant not to solicit employees or customers for a period of 18 months following his termination of employment for any reason.

Michael J. Brady

Under the employment arrangement between the Company and Mr. Brady, Mr. Brady serves as an Executive Vice President and Chief Business Development Officer. Mr. Brady’s annual base salary in 2015 was $371,315. In addition, Mr. Brady is also eligible to earn an annual bonus of up to 60% of his base salary based upon the achievement of performance targets established by the Board within the first three months of each fiscal year during the employment term, and the Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by Summit Holdings during such fiscal year. Mr. Brady is also entitled to participate in employee benefit plans as in effect from time to time.

Upon a change in control, all of Mr. Brady’s unvested time-vesting LP Units would vest. In addition, if Mr. Brady was terminated without “cause” (as defined in the Omnibus Incentive Plan) within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting LP Units and Leverage Restoration Options would be eligible to vest based on the proceeds of that transaction. The value of his unvested time-vesting LP Units and Leverage Restoration Options and his performance-vesting LP Units and Leverage Restoration Options as of January 2, 2016 is reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-end” table.

Brian J. Harris

Summit Holdings entered into an employment agreement with Brian J. Harris on December 3, 2013, for a period of employment beginning on October 14, 2013, pursuant to which Mr. Harris became our Chief Financial Officer. Mr. Harris’s employment agreement has an initial term equal to three years, which will be automatically extended for additional one-year periods, unless Summit Holdings or Mr. Harris provides the other party with 60 days’ prior written notice before the next extension date that the employment term will not be so extended.

Pursuant to the terms of his employment agreement, Mr. Harris’s annual base salary was $475,000, which amount is reviewed annually by the board, and may be increased (but not decreased). Mr. Harris’s base salary for 2015 was $503,928. Mr. Harris is also eligible to earn an annual bonus of up to 75% of his base salary upon the achievement of performance targets established by the Board within the first three months of each fiscal year during the employment term. The Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture affected by Summit Holdings during such fiscal year. Mr. Harris is entitled to a car allowance in the amount of $1,000 per month.

If Mr. Harris’s employment is terminated (i) by Summit Holdings with “cause” (as defined in his employment agreement) or (ii) by him other than as a result of a “constructive termination” (as defined in his employment agreement), he will be entitled to receive certain accrued amounts. If Mr. Harris’s employment is terminated as a result of his death or “disability” (as defined in his employment agreement), he will be entitled to receive (a) certain accrued amounts and (b) a pro rata portion of the annual bonus, if any, that Mr. Harris would have been entitled to receive, payable when such annual bonus would have otherwise been payable to him had his employment not terminated. If Mr. Harris’s employment is terminated (i) by Summit Holdings without “cause” or (ii) by him as a result of a “constructive termination,” subject to his continued compliance with certain restrictive covenants and his non-revocation of a general release of claims, he will be entitled to receive (a) certain accrued amounts, (b) continued payment of his base salary in accordance with Summit Holdings’ normal payroll practices, as in effect on the date of termination of his employment, until 12 months after the date of such termination, (c) an amount equal to Mr. Harris’s annual bonus in respect of the fiscal year immediately preceding the applicable year of Mr. Harris’s termination of employment, payable in equal monthly installments and (d) the costs of COBRA health continuation coverage for the lesser of 12 months after the date of such termination or until Mr. Harris is no longer eligible for COBRA health continuation coverage under applicable law.

If Mr. Harris’s employment was terminated without “cause” or as a result of a “constructive termination,” he would have been entitled to (1) continued payment of his base salary for 12 months, or $503,928, (2) an amount equal to his annual bonus in respect of 2014, or $404,549, and (3) the costs of COBRA health coverage for the lesser of 12 months after his date of termination or the date he is no longer eligible for such coverage under applicable law, or $11,928, based on 2015 rates. If Mr. Harris’s employment was terminated as a result of his death or “disability,” he would be entitled to receive a bonus of $404,549. If Mr. Harris was terminated without “cause” or as a result of a “constructive termination” within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting LP Units and Leverage Restoration Options would be eligible to vest based on the proceeds of that transaction. In addition, upon a change in control, all of Mr. Harris’s unvested time-vesting LP Units and Leverage Restoration Options would vest. The value of his unvested time-vesting LP Units and his performance-vesting LP Units and Leverage Restoration Options as of January 2, 2016 is reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-end” table. In the event (i) Mr. Harris elects not to extend the employment term or (ii) of a “dissolution” (as defined in his employment agreement) in connection with which the Sponsors (in this Proxy Statement, “Sponsors” refers to certain investment funds affiliated with Blackstone Capital Partners V L.P. and Silverhawk Summit, L.P.) do not receive a return on their investment, unless Mr. Harris’ employment is earlier terminated as described above, Mr. Harris’ termination of employment shall be deemed to occur on the close of business on the earlier of the effective date of “dissolution” or the day immediately preceding the next scheduled extension date, and Mr. Harris shall be entitled to receive certain accrued amounts. In the event (i) that Summit

Holdings elects not to extend the employment term or (ii) of a “dissolution” in connection with which the Sponsors receive a return on their investment, Mr. Harris shall be treated as terminated without “cause” effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of the “dissolution,” and shall be entitled to receive the amounts and benefits for termination without “cause” described above.

Pursuant to the terms of his employment agreement, Mr. Harris is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (iii) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason.

Damian J. Murphy

Under the employment arrangement between the Company and Mr. Murphy, Mr. Murphy serves as an Executive Vice President and East Division President. Mr. Murphy’s annual base salary is $367,500. In addition, Mr. Murphy is also eligible to earn an annual bonus of up to 60% of his base salary based upon the achievement of performance targets established by the Board within the first three months of each fiscal year during the employment term, and the Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture affected by Summit Holdings during such fiscal year. Mr. Murphy is entitled to a car allowance in the amount of $1,000 per month. Mr. Murphy is also entitled to participate in employee benefit plans as in effect from time to time.

If Mr. Murphy’s employment is terminated without “cause” (as defined in the Omnibus Incentive Plan), subject to the non-revocation or a release of claims, he will be entitled to a payment equal to two years of base salary, paid in accordance with our normal payroll practices. Upon a change in control, all of Mr. Murphy’s unvested time-vesting LP Units and Leverage Restoration Options would vest. In addition, if Mr. Murphy was terminated without “cause” within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting LP Units and Leverage Restoration Options would be eligible to vest based on the proceeds of that transaction. The value of his unvested time-vesting LP Units and Leverage Restoration Options and his performance-vesting LP Units and Leverage Restoration Options as of January 2, 2016 is reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-end” table.

Douglas C. Rauh

Summit Holdings entered into an employment agreement with Mr. Rauh as of December 29, 2011, pursuant to which Mr. Rauh became our East Segment President. Effective April 1, 2013, Mr. Rauh assumed the role of Chief Operating Officer of the Company. His employment agreement otherwise remained in effect. Mr. Rauh’s employment agreement has an initial term equal to three years commencing on January 1, 2012 which will be automatically extended for additional one-year periods, unless Summit Holdings or Mr. Rauh provides the other party 60 days prior written notice before the next extension date that the employment term will not be so extended. The employment term will automatically and immediately be terminated upon a “dissolution” (as defined in his employment agreement).

Pursuant to the terms of his employment agreement, Mr. Rauh’s annual base salary is $450,000, which amount is reviewed annually by the Board, and may be increased (but not decreased). Mr. Rauh’s base salary for 2015 was $503,928. Mr. Rauh is also eligible to earn an annual bonus of up to 75% of his base salary based upon the achievement of performance targets established by the Board within the first three months of each fiscal year during the employment term. The Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by Summit Holdings during such fiscal year. Mr. Rauh is entitled to a car allowance in the amount of $1,000 per month, in addition to reimbursement for

Mr. Rauh’s actual expenditures for gasoline, upon submission of appropriate documentation. Mr. Rauh is also entitled to participate in Summit Holdings’ employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of Summit Holdings.

If Mr. Rauh’s employment is terminated (i) by Summit Holdings with “cause” (as defined in his employment agreement) or (ii) by him other than as a result of a “constructive termination” (as defined in his employment agreement), he will be entitled to (a) certain accrued amounts (b) a pro rata portion of the annual bonus and (c) certain vested employee benefits, and if Mr. Rauh’s employment is terminated as a result of his death or “disability” (as defined in his employment agreement), he will be entitled to (a) certain accrued amounts, (b) a pro rata portion of the annual bonus, if any, that Mr. Rauh would have been entitled to receive, payable when such annual bonus would have otherwise been payable to him had his employment not terminated, and (c) the costs of COBRA health continuation coverage for 18 months (or, if shorter, until COBRA coverage ends under Summit Holdings’ group health plan). If Mr. Rauh’s employment is terminated (i) by Summit Holdings without cause or (ii) by him as a result of a “constructive termination,” subject to his continued compliance with certain restrictive covenants and his non-revocation of a general release of claims, he will be entitled to receive, in addition to certain accrued amounts, (i) continued payment of his base salary in accordance with the Summit Holdings’ normal payroll practices, as in effect on the date of termination of his employment, until 12 months after the date of such termination (the “Severance Period”), (ii) an amount equal to Mr. Rauh’s annual bonus in respect of the fiscal year immediately preceding the applicable year of Mr. Rauh’s termination of employment, payable in equal monthly installments for 18 months after the date of such termination, and (iii) the costs of COBRA health continuation coverage for the lesser of the Severance Period or 18 months after the date of such termination (or, if shorter, until COBRA coverage ends under Summit Holdings’ group health plan); provided that the aggregate amounts shall be reduced by the present value of any other cash severance or termination benefits payable to Mr. Rauh under any other plans, programs or arrangements of the Summit Holdings or its affiliates.

If Mr. Rauh’s employment was terminated without “cause” or as a result of a “constructive termination,” he would have been entitled to (1) continued payment of his base salary for 12 months, or $503.928, (2) an amount equal to his annual bonus in respect of 2014, or $404,549 and (3) the costs of COBRA health coverage for 12 months after his date of termination, or $11,928, based on 2015 rates. If Mr. Rauh’s employment was terminated as a result of his death or “disability” (as defined in his employment agreement), he would be entitled to receive (1) a pro rata portion of his annual bonus that he would have been entitled to receive in respect of 2015, or $462,984, and (2) the costs of COBRA health care coverage for 18 months, or $17,893, based on 2015 rates. If Mr. Rauh was terminated without “cause” or as a result of a “constructive termination” within 12 months preceding a change in control or a public offering (each as defined in Summit Holdings’ limited partnership agreement), his performance-vesting Class D Units would be eligible to vest based on the proceeds of that transaction. In addition, upon a change in control, all of Mr. Rauh’s unvested time-vesting LP Units and Leverage Restoration Options would vest. The value of his unvested time-vesting LP Units and Leverage Restoration Options and his performance-vesting LP Units and Leverage Restoration Options as of January 2, 2016 is reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-end” table.

In the event (i) Mr. Rauh elects not to extend the employment term or (ii) of a “dissolution” (as such term is defined in his employment agreement) in connection with which the Sponsors do not receive a return on their investment, unless Mr. Rauh’s employment is earlier terminated, Mr. Rauh’s termination of employment shall be deemed to occur on the close of business on the earlier of the effective date of “dissolution” or the day immediately preceding the next scheduled extension date, and Mr. Rauh shall be entitled to receive certain accrued amounts. In the event (i) that Summit Holdings elects not to extend the employment term or (ii) of a “dissolution” (as such term is defined in his employment agreement) in connection with which the Sponsors receive a return on their investment, Mr. Rauh shall be treated as terminated without cause effective as of the close of business on the day immediately preceding the next scheduled extension date or the effective date of the “dissolution,” and shall be entitled to receive the amounts and benefits for termination without “cause” described above.

Pursuant to the terms of his employment agreement, Mr. Rauh is subject to the following covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (iii) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason.

Outstanding Equity Awards at 2015 Fiscal Year-end

A summary of the outstanding equity awards for each NEO as of January 2, 2016 is as follows:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
Thomas W. Hill	3/17/15 3/17/15	— —	559,181 29,463	726,933 —	18.00 18.00	3/17/25 3/17/25
							7,665	153,607	742,456	14,878,818
Michael J. Brady	3/17/15 3/17/15	— —	176,988 6,852	230,084 —	18.00 18.00	3/17/25 3/17/25
							7,471	149,719	237,652	4,762,546
Douglas C. Rauh	3/17/15	—	128,525	167,083	18.00	3/17/25
							28,398	569,096	165,578	3,318,183
Brian J. Harris	3/17/15	—	101,200	131,560	18.00	3/17/25
							77,904	1,561,196	155,815	3,122,533
Damian J. Murphy	3/17/15	—	124,084	161,310	18.00	3/17/25
							5,378	107,775	166,653	3,339,726

(1)	Reflects time-vesting Leverage Restoration Options and warrants issued in connection with the Reclassification as described under “—Pre-IPO Compensation Elements.” The time-vesting Leverage Restoration Options vest over four years at a rate of 25% of the award on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date. The warrants became exercisable on March 17, 2016.
(2)	Reflects performance-vesting Leverage Restoration Options issued in connection with the Reclassification as described under “—Pre-IPO Compensation Elements.” The performance-vesting Leverage Restoration Options are subject to the same four-year time vesting condition as the time-vesting Leverage Restoration Options. In addition, the performance-vesting awards only vest when certain investment returns are achieved by Blackstone while the employee continues to provide services to the Company.
(3)	Reflects the expiration date of the Leverage Restoration Options, which is ten years from the date of grant. The warrants expire on the tenth anniversary of the pricing of the Company’s IPO.
(4)	Reflects time-vesting LP Units issued in connection with the IPO as described under “—Pre-IPO Compensation Elements.” Time-vesting LP Units were reclassified from the time-vesting Class D-1 interests, 20% of which vest on the first anniversary of the legacy Class D-1 interests’ grant date and the remaining 80% vest monthly over the four years following the first anniversary. The time-vesting LP Units will become fully vested on an accelerated basis upon a change in control while the employee continues to provide services to us. Any of the time-vesting LP Units that are unvested upon termination of the employee’s services will be forfeited by the employee.
(5)	Reflects the aggregate market value of the unvested time-vesting LP Units, based on a price of $20.04 per unit, which was the share price of the Company’s Class A Common Stock on December 31, 2015, the last trading day of the fiscal year.
(6)	Reflects performance-vesting LP Units issued in connection with the Reclassification as described under “—Pre-IPO Compensation Elements.” The performance-vesting LP Units are subject to the same four-year time vesting condition as the time-vesting leverage LP Units. In addition, the performance-vesting awards only vest when certain investment returns are achieved by Blackstone while the employee continues to provide services to the Company.
(7)	Reflects the aggregate market value of the unvested performance-vesting LP Units, based on a price of $20.04 per unit, which was the share price of the Company’s Class A Common Stock on December 31, 2015, the last trading day of the fiscal year.

2015 Option Exercises and Stock Vested

The following table provides information regarding the amounts recognized by our NEOs upon the vesting of time-vesting LP Units during 2015.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($) (1)
Thomas W. Hill	80,786	$1,618,953
Michael J. Brady	25,382	$508,648
Doug C. Rauh	28,084	$562,796
Brian J. Harris	47,947	$960,853
Damian J. Murphy	13,062	$261,767

(1)	The amount reported in the Value Realized on Vesting column reflects the aggregated market values based on a $20.04 share price, which was the closing price of the Company’s Class A common shares on December 31, 2015, the last trading day of the Company’s 2015 fiscal year.

Director Compensation

Except as set forth below, in 2015, we paid compensation only to our directors who were not employed by us, Blackstone or Silverhawk for their services as directors. Following the IPO, these directors received annual cash compensation of $150,000. The chairperson of the Board received an additional $90,000 and the respective chairpersons of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee received an additional $15,000, $10,000 and $10,000, respectively. Directors who were not employed by us may also receive compensation, from time to time, for service on any special committees of the Board. During 2015, directors could elect to receive a portion of their compensation, in an amount up to the lesser of 50% of their annual compensation or $100,000, in the form of equity. We reimburse our directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

Howard L. Lance

Mr. Lance was paid $250,000 in 2015 for service on the Board as its chairman and as chair of the Corporate Governance and Nominating Committee. In connection with the IPO, the aggregate number of vested and unvested LP Units issued to Mr. Lance in respect of his Class D interests was 221,480, and the number of Leverage Restoration Options was 246,611.

Ted A. Gardner

Mr. Gardner was paid $48,000 for his service on a special committee of the Board formed to evaluate aspects of the 2015 acquisition of a cement plant and quarry in Davenport, Iowa and seven cement distribution terminals along the Mississippi River (the “Davenport Assets”). In connection with the IPO, Class C interests held by a limited liability company controlled by Mr. Gardner were converted to 94,692 LP Units and the limited liability company received 27,408 warrants.

John R. Murphy

Mr. Murphy was paid $196,750 in 2015 for his service on the Board, as chair of the Audit Committee and for his service on a special committee of the Board formed to evaluate aspects of the 2015 acquisition of the Davenport Assets. He received $41,224 of this compensation in shares of our Class A Common Stock, of which $20,615 was paid in 2016. In connection with the IPO, the aggregate number of vested and unvested LP Units issued to Mr. Murphy in respect of his Class D interests was 11,274 and the number of Leverage Restoration Options was 10,220.

Director Compensation Table

The table below summarizes the compensation paid to non-employee directors for the year ended January 2, 2016.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Stock Awards (2)	Total Compensation
Howard L. Lance	$250,000	$2,207,168	$2,155,868	$4,756,696
Ted A. Gardner	48,000	493,344	195,072	48,000
Julia C. Kahr	—	—	—	—
John R. Murphy	196,750	91,469	127,985	400,564
Neil P. Simpkins	—	—	—	—
Anne K. Wade (3)	—	—	—	—

(1)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value of time-vesting Leverage Restoration Options issued in connection with the Reclassification, as described under “Pre-IPO Compensation Elements.” The grant date fair values were computed in accordance with ASC 718, utilizing the assumptions discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2015 Annual Report. The fair value of the Leverage Restoration Options is determined using the Black-Scholes-Merton option pricing model assuming a $20.04 stock price, $18.00 exercise price, ten year term, 2.27% risk-free rate and a 48% volatility rate. As of January 2, 2016, Messrs. Lance and Murphy each held 246,611 and 10,220 Leverage Restoration Options, respectively.
(2)	As described in “Pre-IPO Compensation Elements,” in connection with the IPO, Class D interests were converted to LP Units. The amounts reported in the Stock Awards column reflect the incremental fair value of time-vesting LP Units that were modified in connection with the IPO, calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value are discussed in Note 20, Employee Long Term Incentive Plan, to our audited consolidated financial statements included in the 2015 Annual Report. As of January 2, 2016, Messrs. Lance and Murphy each held 253,498 and 11,274 LP Units, respectively.
(3)	Ms. Wade was appointed to the Board in January 2016 and therefore did not receive any compensation for the year ended January 2, 2016.

ITEM 3—NONBINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NEOS

Under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a nonbinding advisory basis, the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests. The compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment. Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this Proxy Statement by casting a nonbinding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of
Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Nonbinding advisory approval of this proposal requires the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NONBINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4—NONBINDING ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF NONBINDING ADVISORY STOCKHOLDER APPROVAL OF THE COMPENSATION OF

OUR NEOS

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a nonbinding advisory vote on the compensation of our NEOs as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer a nonbinding advisory vote every year, every two years, or every three years. Alternatively, stockholders may abstain from casting a vote. After considering the benefits and consequences of each alternative, the Board recommends that the nonbinding advisory vote on the compensation of our NEOs be submitted to our stockholders once every year.

The alternative among one year, two years, or three years (if any) that receives the votes of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. While the Board believes that its recommendation is appropriate at this time, our stockholders are not voting to approve or disapprove that recommendation, but are instead being asked to indicate their preferences, on a nonbinding advisory basis, as to whether the nonbinding advisory vote on the approval of the compensation of our NEOs should be held every year, every two years, or every three years. The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our stockholders that we hold a nonbinding advisory vote on the compensation of our NEOs more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Compensation Committee, the Board, or the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A NONBINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NEOS SHOULD OCCUR.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Exchange Agreement

In connection with the IPO, we entered into an Exchange Agreement with the holders of LP Units pursuant to which each holder of LP Units (and certain permitted transferees thereof) may, from and after March 17, 2016 (subject to the terms of the Exchange Agreement) exchange their LP Units for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Notwithstanding the foregoing, Blackstone is generally permitted to exchange LP Units at any time. The Exchange Agreement also provides that a holder of LP Units will not have the right to exchange LP Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with the Company or its subsidiaries to which such holder may be subject. The Company may impose additional restrictions on exchange that it determines to be necessary or advisable so that Summit Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges LP Units for shares of Class A Common Stock, the number of LP Units held by the Company is correspondingly increased as it acquires the exchanged LP Units. In accordance with the Exchange Agreement, any holder other than Summit Owner Holdco who surrenders all of its LP Units for exchange must concurrently surrender all shares of Class B Common Stock held by it (including fractions thereof) to the Company. For so long as affiliates of Blackstone collectively own at least 5% of the outstanding LP Units (excluding LP Units held by the Company), the consent of each Blackstone holder will be required to amend the Exchange Agreement.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with our pre-IPO owners and the Former CCC Minority Holders pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”) the offering of shares of Class A Common Stock delivered in exchange for LP Units. Under the registration rights agreement, we agreed to register the exchange of LP Units for shares of Class A Common Stock by our pre-IPO owners. In addition, Blackstone has the right to request an unlimited number of “demand” registrations, the Former CCC Minority Holders have the right to request one “demand” registration and Blackstone, certain other pre-IPO owners and the Former CCC Minority Holders have customary “piggyback” registration rights.

Tax Receivable Agreement

Holders of LP Units (other than the Company) may, subject to certain conditions, from and after March 17, 2016 (subject to the terms of the Exchange Agreement), exchange their LP Units for shares of Class A Common Stock on a one-for-one basis. Summit Holdings intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of LP Units for shares of Class A Common Stock occurs, which is expected to result in increases to the tax basis of the tangible and intangible assets of Summit Holdings at the time of an exchange of LP Units. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. In addition, in the event the Investor Entities (as defined below) exercise their right to merge with us or be contributed to us (as described below under “—Stockholders’ Agreement”), we may be entitled to utilize the Investor Entities’ net operating losses, if any. The IRS may challenge all or part of the tax basis increase and increased deductions or net operating losses, and a court could sustain such a challenge.

In connection with the IPO, we entered into a tax receivable agreement with the holders of LP Units and certain other indirect pre-IPO owners (“Investor Entities”) that provides for the payment by the Company to exchanging holders of LP Units of 85% of the cash savings in income tax, if any, that the Company realizes as a result of (i) the increases in tax basis described above and (ii) our utilization of certain net operating losses of the Investor Entities described above and certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of the Company and not of Summit Holdings. The Company expects to benefit from the remaining 15% of cash savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash savings in income tax are computed by comparing the actual income tax liability of the Company (calculated with certain assumptions) to the amount of such taxes that the Company would have been required to pay had there been no increase to the tax basis of the assets of Summit Holdings as a result of the exchanges and no utilization of net operating losses of the Investor Entities and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or the Company breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if the Company had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increases in tax basis as a result of an exchange, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Summit Holdings at the time of each exchange;

•	the price of shares of our Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Summit Holdings, is directly proportional to the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

•	the amount of net operating losses—the amount of net operating losses of the Investor Entities at the time of any applicable merger or contribution transaction will impact the amount and timing of payments under the tax receivable agreement; and

•	the amount and timing of our income—the Company is required to pay 85% of the cash tax savings as and when realized, if any. If the Company does not have taxable income, the Company is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax savings that will result in payments under the tax receivable agreement.

We anticipate that we will account for the effects of these increases in tax basis and payments for such increases under the tax receivable agreement arising from exchanges as follows:

•	we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the exchange;

•	to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•	we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

All of the effects of changes in any of our estimates after the date of the exchange will be included in net (loss) income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net (loss) income.

We expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of Summit Holdings and our possible utilization of net operating losses, the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that the Company realizes in respect of the tax attributes subject to the tax receivable agreement and/or distributions to the Company by Summit Holdings are not sufficient to permit the Company to make payments under the tax receivable agreement after it has paid taxes. Late payments under the tax receivable agreement generally accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by holders of LP Units.

In addition, the tax receivable agreement provides that upon certain changes of control, the Company’s (or its successor’s) obligations with respect to exchanged or acquired LP Units (whether exchanged or acquired before or after such transaction) and other recipients would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreement. With respect to previously exchanged or acquired LP Units, we would be required to make a payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits determined using assumptions (ii) through (v) of the following paragraph.

Furthermore, the Company may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including that (i) any LP Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A Common Stock at the time of termination, (ii) the Company will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (iii) the Company will have sufficient taxable income to fully utilize any remaining net operating losses subject to the tax receivable agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control, (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination and (v) certain non-amortizable assets are deemed disposed of within specified time periods. Based upon a $20.04 share price of our Class A Common Stock, which was the closing price on December 31, 2015, and assuming that LIBOR was 1.2%, we estimate that if the Company were to exercise its termination right, the aggregate amount of these termination payments would be approximately $607.0 million. The foregoing number is merely an estimate and the actual payments could differ materially.

As a result of the change in control provisions and the early termination right, the Company could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that the Company realizes in respect of the tax attributes subject to the tax receivable agreement (although any such overpayment would be taken into account in calculating future payments, if any, under the tax receivable agreement) or that are prior to the actual realization, if any, of such tax benefits. Also, the obligations of the Company would be automatically accelerated and be immediately due and payable in the event that the Company breaches any of its material obligations under the agreement and in certain events of bankruptcy or liquidation. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Decisions made by our pre-IPO owners may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement are based on the tax reporting positions that we will determine. The Company will not be reimbursed for any payments previously made under the tax receivable agreement if the tax basis increases or our utilization of net operating losses are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the Company’s cash tax savings.

Stockholders’ Agreement

In connection with the IPO, we entered into a stockholders’ agreement with Blackstone. This agreement requires us to, among other things, nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders (each a “Sponsor Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our Board of Directors or a duly authorized committee of the Board, as a director of our company, the number of Sponsor Directors serving as directors of the Company is equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our Board of Directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our Board of Directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our Board of Directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our Board of Directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our Board of Directors. For so long as the stockholders’ agreement remains in effect, Sponsor Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a Sponsor Director, the stockholders’ agreement requires us to nominate a Sponsor Director for election to fill the vacancy. The above-described provisions of the stockholders’ agreement will remain in effect until Blackstone is no longer entitled to nominate a Sponsor Director pursuant to the stockholders’ agreement, unless Blackstone requests that it terminate at an earlier date.

The stockholders’ agreement also: (1) requires us to cooperate with Blackstone in connection with certain future pledges, hypothecations or grants of security interest in any or all of the shares of Class A Common Stock or LP Units held by Blackstone, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit; and (2) entitles the Investor Entities to require us to implement either (x) the contribution of interests in the Investor Entities for an aggregate number of shares of Class A Common Stock that is equal to the number of LP Units held by such Investor Entity along with any rights holders of interests in the Investor Entity are entitled to under the tax receivable agreement following such contribution or (y) the merger of the applicable Investor Entity into the Company with the Company surviving in exchange for a number of shares of Class A Common Stock that is equal to the number of LP Units along with any rights holders of interests in the Investor Entity are entitled to under the tax receivable agreement following such contribution.

Since the IPO Date, Blackstone has not exercised its right under the stockholders’ agreement to designate Sponsor Directors.

Summit Materials Holdings L.P. Amended and Restated Limited Partnership Agreement

The Company holds LP Units in Summit Holdings and is the sole general partner of Summit Holdings. Accordingly, the Company operates and controls all of the business and affairs of Summit Holdings and, through Summit Holdings and its operating entity subsidiaries, conducts our business.

Pursuant to the limited partnership agreement of Summit Holdings, the Company has the right to determine when distributions will be made to holders of LP Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LP Units pro rata in accordance with the percentages of their respective limited partnership interests.

No distributions will be made in respect of unvested LP Units and instead such amounts will be distributed to holders of vested LP Units pro rata in accordance with their vested interests. If, from time to time, an unvested LP Unit becomes vested, then, on the next distribution date, all amounts that would have been distributed pro rata in respect of that LP Unit if it had been vested on prior distribution dates will be required to be “caught up” in respect of that LP Unit before any distribution is made in respect of other vested LP Units.

The holders of LP Units, including the Company, incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for tax distributions to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with sufficient cash to cover its tax liability in respect of the LP Units. These tax distributions are generally only paid to the extent that other distributions made by Summit Holdings were otherwise insufficient to cover the estimated tax liabilities of all holders of LP Units. In general, these tax distributions are computed based on our estimate of the net taxable income of Summit Holdings allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to an individual or corporate resident in New York, New York (or a corporate resident in certain circumstances). In the year ended January 2, 2016, Summit LLC paid distributions to Summit Holdings totaling $46.6 million, of which $28.7 million was distributed to Summit Holdings’ partners, other than the Company, and of which $17.9 million was paid to the Company.

The limited partnership agreement of Summit Holdings also provides that substantially all expenses incurred by or attributable to the Company, but not including obligations incurred under the tax receivable agreement by the Company, income tax expenses of the Company and payments on indebtedness incurred by the Company, will be borne by Summit Holdings.

The limited partnership agreement of Summit Holdings also provides that affiliates of Blackstone may transfer all or any portion of their LP Units or other interest in Summit Holdings without the prior consent of the Company as the general partner, subject to compliance with certain conditions, including that Summit Holdings not become a publicly traded partnership.

The Company as the general partner may (i) at any time, require all holders of LP Units, other than affiliates of Blackstone, to exchange their units for shares of our common stock or (ii) with the consent of partners in Summit Holdings whose vested interests exceed 66 2/3% of the aggregate vested interests in Summit Holdings, require all holders of interests in Summit Holdings to transfer their interests, provided that the prior written consent of each holder that is an affiliate of Blackstone affected by any such proposed transfer will be required. These provisions are designed to ensure that the general partner can, in the context of a sale of the Company, sell Summit Holdings as a wholly-owned entity subject to the approval of the holders thereof, including specific approval by any Blackstone affiliates then holding such units. For so long as affiliates of Blackstone collectively own at least 5% of the outstanding LP Units, the consent of each Blackstone holder will be required to amend the limited partnership agreement.

Contribution and Purchase Agreement

Pursuant to a contribution and purchase agreement, dated December 18, 2014, among the Company, Summit Holdings, Summit Materials Holdings GP Ltd. (“Summit GP”), Summit Owner Holdco, the Former CCC Minority Holders and Continental Cement (the “Contribution and Purchase Agreement”), concurrently with the consummation of the IPO (1) the Former CCC Minority Holders contributed 28,571,429 of the Class B Units of Continental Cement to Summit Owner Holdco in exchange for Series A Units of Summit Owner Holdco, (2) Summit GP, as the existing general partner of Summit Holdings contributed to Summit Owner Holdco its right to act as the general partner of Summit Holdings in exchange for Series B Units of Summit Owner Holdco, (3) Summit Owner Holdco in turn contributed the Class B Units of Continental Cement to us in exchange for shares of our Class A Common Stock and contributed to us its right to act as the general partner of Summit Holdings in exchange for shares of our Class B Common Stock, (4) we in turn contributed the Class B Units of Continental Cement we received to Summit Holdings in exchange for LP Units and (5) the Former CCC Minority Holders delivered the remaining 71,428,571 Class B Units of Continental Cement to Summit Holdings in exchange for a payment made by Summit Holdings in March 2015 in the amount of $35.0 million in cash and $15.0 million aggregate principal amount of non-interest bearing notes that are payable in six aggregate annual installments, beginning on March 17, 2016, of $2.5 million. As a result of the foregoing transactions, Summit Owner Holdco holds 1,029,183 shares of Class A Common Stock and Continental Cement became a wholly-owned subsidiary of Summit Holdings on March 17, 2015.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transaction and Management Fee Agreement

Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), whose affiliates include controlling stockholders of the Company, BMP provided monitoring, advisory and consulting services to the Company through March 17, 2015. Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees to which it was entitled to Silverhawk Summit, L.P. and to certain other equity investors.

The management fee was calculated based on the greater of $300,000 or 2.0% of the Company’s annual consolidated profit, as defined in the agreement, and is included in general and administrative expenses. The Company incurred management fees totaling $1.0 million during the period between December 28, 2014 and March 17, 2015. During this period, the Company paid immaterial amounts to Silverhawk Summit, L.P. and to other equity investors.

In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million; $13.4 million was paid to affiliates of BMP and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

In addition to the transaction and management fees paid to BMP, the Company reimbursed BMP for direct expenses incurred, which were not material in 2015.

Warrant Issuances

In connection with the modification of the capital structure of Summit Holdings, we issued warrants to purchase an aggregate of 160,333 shares of Class A Common Stock to limited partners of Summit Holdings who held Class C limited partnership interests of Summit Holdings. Holders of the Class C limited partnership interests include Thomas W. Hill, a limited liability company controlled by Ted A. Gardner, and Michael J. Brady, who received warrants to purchase 29,463, 27,408, and 6,852 shares of Class A Common Stock, respectively. The warrants were issued in substitution for part of the economic benefit of the Class C interests that was not reflected in the conversion of the Class C interests to LP Units. The exercise price of the warrants is equal to the IPO price of $18.00 per share. The warrants are exercisable from and after March 17, 2016.

Commercial Transactions with Sponsor Portfolio Companies

Our Sponsors and their respective affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements is expected to be material to us.

Other

Thomas A. Beck was appointed President of the Company’s Cement Division effective January 3, 2016. Mr. Beck has served as President of Continental Cement since January 1, 2013. Mr. Beck, through the Thomas A. Beck Family, LLC (the “Beck LLC”), is a party to the Contribution and Purchase Agreement as a Former CCC Minority Holder. As described above under “Contribution and Purchase Agreement,” in connection with the Contribution and Purchase Agreement, Summit Holdings paid to the Former CCC Minority Holders cash consideration of $35.0 million and issued to the Former CCC Minority Holders $15.0 million in aggregate principal amount of non-interest bearing notes payable over six years. The pro rata share of the $35.0 million cash consideration that was distributed to the Beck LLC on March 17, 2015 was $600,855. The pro rata share of the $15.0 million in notes that is due to the Beck LLC is $208,344, payable in six equal annual installments of $34,724.08 on each anniversary of March 17, 2015. During 2015, tax distributions to the Beck LLC in connection with Mr. Beck’s interest in the Contribution and Purchase Agreement totaled $12,237.

On July 17, 2015, Continental Cement purchased the Davenport Assets from Lafarge North America, Inc. for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing, $370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not attained by December 31, 2015. For this Equity Commitment Financing, Summit Holdings paid a $1.8 million commitment fee to BCP in the year ended January 2, 2016.

Blackstone Advisory Partners L.P., an affiliate of The Blackstone Group L.P., served as an initial purchaser of $26.25 million principal amount of the 6.125% senior notes due 2023 issued in July 2015, $22.5 million principal amount of the 6.125% senior notes due 2023 issued in November 2015, and $18.75 million of the 8.500% senior notes due 2022 issued in March 2016, and in each case received compensation in connection therewith. In addition, Blackstone Advisory Partners L.P. served as an underwriter of 1,681,875 shares of Class A Common Stock issued in connection with the Company’s August 2015 follow-on offering of Class A Common Stock (the “August 2015 Follow-on Offering”), and received compensation in connection therewith.

Blackstone Holdings Finance Co. L.L.C., an affiliate of The Blackstone Group L.P., served as a co-manager and a lender for our term loan facility and received customary fees associated with its pro rata participation.

In the year ended January 2, 2016, the Company used a portion of the net proceeds from the August 2015 Follow-on Offering to purchase 18,675,000 LP Units at a purchase price per LP Unit of $24.784375 (equal to the public offering price per share of Class A Common Stock in the August 2015 Follow-on Offering, less underwriting discounts and commissions) from certain of its pre-IPO owners, including affiliates of Blackstone, Silverhawk and certain of its directors and officers. Such pre-IPO owners received approximately $462.8 million in the aggregate, and the Company’s directors and executive officers participating in the August 2015 Follow-on Offering received net proceeds in connection with their sale of LP Units in the following amounts: Ms. Benedict $165,758, Mr. Gill $100,426, Mr. Harris $2,496,951, Mr. Hill $6,166,774, Mr. Lance $747,298, Mr. Damian Murphy $887,429 and Mr. Rauh $641,147.

In addition to the fees paid to BMP pursuant to the agreements described above, Summit Materials reimbursed BMP for direct expenses incurred, which were not material in the year ended January 2, 2016.

Cement sales to companies owned by certain noncontrolling members of Continental Cement were approximately $1.4 million for the period between December 28, 2014 and March 17, 2015, and accounts receivable due from these parties were approximately $1.2 million as of December 27, 2014.

Statement of Policy Regarding Transactions with Related Persons

In connection with the IPO, our Board of Directors adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Legal Officer will then promptly communicate that information to our Board of Directors. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended January 2, 2016, our officers, directors, and greater-than-10% stockholders timely filed all reports required by Section 16(a) of the Exchange Act.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and electronic communications by directors, officers, and other Company employees without additional compensation. Broadridge will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders to be considered for inclusion in the proxy statement and proxy card for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Secretary of Summit Materials, Inc., at Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202, and must be received no later than December 13, 2016. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

In addition, our Bylaws include advance notice provisions that require stockholders wishing to bring nominations for directors or other business before an annual meeting to provide proper notice in accordance with the terms of the advance notice provisions. The Bylaws’ advance notice provisions do not apply if the stockholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8.

The Bylaws’ advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2017 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of the Company no earlier than January 26, 2017 and no later than February 25, 2017. However, if we hold the 2017 Annual Meeting of Stockholders more than 30 days before, or more than 70 days after, the anniversary of the 2016 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2017 Annual Meeting date, and not later than the close of business on the later of (i) the 90th day prior to the 2017 Annual Meeting date or (ii) the tenth day after public announcement of the 2017 Annual Meeting date. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

AND PROXY STATEMENT

A copy of the 2015 Annual Report accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one Annual Report and Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, from the Company. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2015 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood,
New York 11717, or by calling 1-866-540-7095, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2015 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting “Annual Reports and Proxies” at www.proxyvote.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-579-1639. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.

If you own shares in street name, you can also register to receive all future stockholder communications electronically, instead of in print. This means that links to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery directly with their bank, brokerage firm, or other nominee. Electronic delivery of stockholder communications helps save the Company money by reducing printing and postage costs.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
1a	Thomas W. Hill 1b Neil P. Simpkins
The Board of Directors recommends you vote “FOR” proposals 2 and 3.								For	Against	Abstain
2	Ratification of the appointment of KPMG LLP as our independent auditors for 2016.							☐	☐	☐
3	Nonbinding advisory vote on the compensation of our named executive officers for 2015.							☐	☐	☐
The Board of Directors recommends you vote “1 YEAR” on the following proposal:							1 year	2 years	3 years	Abstain
4	Nonbinding advisory vote on the frequency of future nonbinding advisory votes on the compensation of our named executive officers.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
JOB #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 26, 2016: The Notice, Proxy Statement, and combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended January 2, 2016 are available at www.proxyvote.com

SUMMIT MATERIALS, INC. Annual Meeting of Stockholders May 26, 2016 8:00 A.M. Eastern Time This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Thomas W. Hill, Ann Lee Benedict, and Brian J. Harris, and each of them, each with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of Summit Materials, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. Eastern Time on May 26, 2016, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted “FOR” all portions of items (1), (2), and (3); for “1 YEAR” for item (4); and in the proxies’ discretion on any other matters coming before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side